Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of November 8, 2011

among

NEUSTAR, INC.

as Borrower,

The Lenders Party Hereto,

The Guarantors Party Hereto,

MORGAN STANLEY SENIOR FUNDING, INC.

as Administrative Agent and Initial Swing Line Bank

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Collateral Agent,

and

MORGAN STANLEY BANK, N.A.

as Initial Issuing Bank

MORGAN STANLEY SENIOR FUNDING, INC.

as Sole Lead Arranger and Sole Bookrunner

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Guarantors
Schedule 4.01(c)	-	Immaterial Subsidiaries
Schedule 4.07	-	Material Real Properties
Schedule 4.11	-	Subsidiaries; Equity Investments
Schedule 6.01	-	Existing Liens
Schedule 6.02	-	Existing Investments
Schedule 6.03	-	Existing Indebtedness
Schedule 6.08	-	Existing Affiliate Contracts
Schedule 6.09	-	Existing Burdensome Agreements
Schedule 10.02	-	Addresses for Notices

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Term Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Guaranty Supplement
Exhibit F	-	Form of Subordinated Debt Terms
Exhibit G	-	Form of Solvency Certificate
Exhibit H	-	Form of Compliance Certificate

v

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of November 8, 2011 among NEUSTAR, INC., a Delaware corporation (the “Borrower”), the Guarantors (as hereinafter defined), the Initial Lenders (as hereinafter defined), the Initial Issuing Bank (as hereinafter defined), the Initial Swing Line Bank (as hereinafter defined), MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VIII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined) and as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lender Parties (as hereinafter defined).

PRELIMINARY STATEMENTS:

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 10, 2011, by an among the Borrower, Targus Information Corporation, a Delaware corporation (the “Company”), Michael M. Sullivan, as stockholder representative (the “Seller”), and Tumi Merger Sub Inc., a Delaware corporation (the “Merger Sub”), the parties thereto have agreed to consummate a merger (the “Merger”) of the Merger Sub with and into the Company in which the Company will be the surviving corporation, surviving the Merger as a wholly-owned Subsidiary (as hereinafter defined) of the Borrower;

WHEREAS, the Borrower has requested that concurrently with the consummation of the Merger, (a) the Lenders extend credit to the Borrower in an aggregate principal amount of $600,000,000 under the Term Facility (as hereinafter defined) and (b) the Lenders and Issuing Banks make available to the Borrower from time to time a Revolving Credit Facility (as hereinafter defined) up to an aggregate principal amount of $100,000,000, for the purposes specified in this Agreement;

WHEREAS, in connection with the Merger, all indebtedness under (i) the credit agreement dated as of February 6, 2007 by and among the Borrower, certain lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, swing line lender and L/C issuer, and (ii) the credit agreement dated as of December 29, 2010 by and among the Company, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender (such credit agreements, the “Existing Credit Agreements”), will be refinanced, repaid or satisfied and discharged in accordance with the requirements thereof; and

WHEREAS, the Lenders, the Issuing Banks and the Swing Line Bank are willing to make available to the Borrower the Term Facility and the Revolving Credit Facility, the Swing Line Advances and Letters of Credit upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means the purchase or acquisition by any Person of (a) more than 50% of the Equity Interests with ordinary voting power of another Person or (b) all or substantially all of the property (other than Equity Interests) of another Person, whether or not involving a merger or consolidation with such Person.

“Additional Guarantor” has the meaning specified in Section 9.05.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lender Parties from time to time.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Term Advance, a Revolving Credit Advance, a Swing Line Advance, a Letter of Credit Advance or an advance under an Incremental Term Facility.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means (a) in respect of the Term Facility, 2.75% per annum for Base Rate Advances and 3.75% per annum for Eurodollar Rate Advances and (a) in respect of the Revolving Credit Facility, 2.50% per annum for Base Rate Advances and 3.50% per annum for Eurodollar Rate Advances.

“Appropriate Lender” means, at any time, with respect to (a) any of the Term Facility, the Revolving Credit Facility or any Incremental Term Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) the Letter of Credit Facility, (i) any Issuing Bank and (ii) if the other Revolving Credit Lenders have made Letter of Credit Advances pursuant to

Section 2.04 that are outstanding at such time, each such other Revolving Credit Lender and (c) the Swing Line Facility, (i) any Swing Line Bank and (ii) if the other Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other Revolving Credit Lender.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender Party, (b) an Affiliate of a Lender Party or (c) an entity or an Affiliate of an entity that administers or manages a Lender Party.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.07 or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 10.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning specified in Section 2.19(d).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Revolving Credit Facility Maturity Date or (b) the termination in whole of the Revolving Credit Commitments pursuant to Section 2.06 or 7.01.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Law” means Title 11, U.S. Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the rate of interest published by the Wall Street Journal, from time to time, as the “U.S. Prime Rate”, (b)  1/2 of 1% per annum above the Federal Funds Rate and (c) the Eurodollar Rate for an Interest Period of one month commencing on such day plus 1%; provided that in the case of Term Advances, the Base Rate shall be the higher of (i) the highest interest rate per annum as determined above and (ii) 2.25% per annum.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.08(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

“Borrowing” means a Term Borrowing, a Revolving Credit Borrowing, a Swing Line Borrowing or a borrowing under an Incremental Term Facility.

“Business Day” means any day (other than any Saturday, Sunday or other day on which commercial banks are authorized by law to close in New York City) and if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Advances, a day on which dealings in U.S. dollar deposits are also carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of all cash expenditures by such Person during such period that, in conformity with GAAP, are required to be included as capital expenditures or payment of Capital Lease Obligations on the consolidated statement of cash flows of such Person and its Subsidiaries.

“Capital Lease” means any lease of property, real or personal, which is required to be accounted for and classified as a capital lease in accordance with GAAP.

“Capital Lease Obligations” means with regard to any Person as of the date of determination, the aggregate liability of such Person under Capital Leases reflected on a balance sheet of such Person in accordance with GAAP.

“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for L/C Obligations or obligations of Lender Parties to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in an amount equal to at least the Minimum Collateral Amount, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Secured Cash Management Agreement, is a Lender, Agent or an Affiliate of a Lender or Agent or (b) on the Closing Date, is any Lender, Agent or Affiliate of a Lender or Agent that has entered into a Secured Cash Management Agreement prior to the Closing Date, in each case in its capacity as a party to such Secured Cash Management Agreement.

“CFC” means an entity that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the issued and outstanding Equity Interests of the Borrower entitled to vote to appoint, elect or designate for election members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right); or

(b) any “Change of Control” (or any comparable term) occurs under any document pertaining to any Subordinated Debt with an aggregate outstanding principal amount in excess of the Threshold Amount.

“Chief Financial Officer” means, as to any Person, the individual performing on behalf of such Person the duties customarily performed by a chief financial officer of a business corporation, whether or not such individual has been appointed as the “chief financial officer” of such Person.

“Closing Date” means the first date all the conditions precedent in Section 3.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the United States Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder.

“Collateral” means all “Collateral” and “Mortgaged Property” as defined in the Collateral Documents.

“Collateral Account” means the L/C Cash Collateral Account and any other “Collateral Account” referred to in the Security Agreement.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Agent’s Office” means, with respect to the Collateral Agent or any successor Collateral Agent, the office of such Agent as such Agent may from time to time specify to the Borrower and the Administrative Agent.

“Collateral Documents” means the Security Agreement, the Mortgages, the Intellectual Property Security Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.12, and each other agreement that creates a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment, a Revolving Credit Commitment, a Letter of Credit Commitment, a Swing Line Commitment or an Incremental Commitment.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commitment Assumption Agreement” has the meaning specified in Section 2.19(d).

“Communications” has the meaning specified in Section 10.02(b).

“Company” has the meaning specified in the Preliminary Statements.

“Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (a) is materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (b) materially impairs, or prevents or materially delays, the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Merger Agreement; provided that in the case of clause (a) only, the determination of a Company Material Adverse Effect shall exclude each of the following events, changes, circumstances, occurrences, effects and states of fact: (i) those generally affecting the industries of the Company and its subsidiaries, or the economy or the financial or securities markets of the United States or any other jurisdiction in which the Company or any of its subsidiaries operates, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (ii) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, (iii) any hurricane, tropical storm, flood, forest fire, earthquake or other similar natural disaster, (iv) changes in law or GAAP (or the official interpretation thereof), (v) any action taken or not taken by the Company or any of its subsidiaries at the written instruction of the Borrower (provided, that the exercise by the Borrower or Merger Sub of its rights under the Merger Agreement, including any decision not to provide the Company with a waiver of Section 6.1 of the Merger Agreement, shall not be considered such a written instruction of the Borrower), (vi) any action taken by the Borrower, Merger Sub or any of their Affiliates (provided, that the exercise by the Borrower or Merger Sub of its rights under the Merger Agreement, including any decision not to provide the Company with a waiver of the terms of the Merger Agreement, shall not be excluded pursuant to this clause (vi)), and (vii) compliance with the terms of, or the taking of any action required by, the Merger Agreement (provided, that the exercise by the Borrower or Merger Sub of its rights under the Merger Agreement, including any decision not to provide the Company with a waiver of the terms of the Merger Agreement, shall not be excluded pursuant to this clause (vii)); provided, that, with respect to clauses (i) through (iv), such exclusion shall be solely to the extent that the impact of such event, change, circumstance, occurrence, effect or state of facts is not materially and disproportionately adverse to the Company and its subsidiaries, taken as a whole, in comparison to similarly situated businesses (in which case such materially disproportionate impact shall be taken into account).

“Compliance Certificate” means a certificate substantially in the form of Exhibit H.

“Consolidated” or “consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a Pro Forma, consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense (including amortization of deferred fees and the accretion of original issue discount), (iv) losses (minus any gains) realized upon the sale or other disposition of any asset that is not sold or disposed of in the ordinary course of business and any loss (minus any gain) realized upon the sale or other disposition of any Equity Interest of any Person, (v) any losses from an early extinguishment of Indebtedness, (vi) non-cash stock-based compensation expense, (vii) all customary costs and expenses incurred in connection with the issuance, prepayment or amendment or refinancing of Indebtedness permitted hereunder, (viii) any restructuring charges and any losses on related sales of personal and real property including any charges and losses incurred in connection with the closure of any operational facilities of the Borrower and its Subsidiaries for such period in an aggregate amount for all items added pursuant to this clause (viii) not to exceed $50,000,000 in any period of four-consecutive fiscal quarters, (ix) any impairment charges, write-off, depreciation or amortization of goodwill or intangibles arising pursuant to GAAP, (x) any other non-cash charges resulting from purchase accounting, (xi) any reduction in revenue resulting from the purchase accounting effects of adjustments to deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements as a result of any Permitted Acquisition, (xii) any unrealized losses (minus any gains) in respect of Secured Hedge Agreements, (xiii) transaction fees, costs and expenses incurred in connection with the consummation of the Transactions and any Permitted Acquisition and (xiv) other expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Fixed Charge Coverage Ratio” means for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum (without duplication) of (a) Consolidated Interest Charges for such period, (b) scheduled amortization payments required to be made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries (including scheduled amortization principal payments required to be made in respect of the Term Advances but excluding the Revolving Credit Advances and any other payment in respect of Indebtedness under revolving facilities), (c) income taxes paid in cash during such period, (d) Capital Expenditures paid in cash during such period (excluding the principal amount of Indebtedness incurred during such period to finance such expenditures, but including any repayments of any Indebtedness incurred during such period or any prior period to finance such expenditures), and (e) Restricted Payments pursuant to Section 6.06(e), (f), (l) or (m) paid in cash during such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all outstanding obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all non-contingent reimbursement or payment obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the non-contingent deferred purchase price of property or services which are required to be recorded as liabilities under GAAP (other than (i) trade accounts payable in the ordinary course of business (ii) inter-company payables, (iii) working capital-based and other customary post-closing adjustments in acquisition transactions and (iv) salary and other employee compensation obligations incurred in the ordinary course), (e) Attributable Indebtedness in respect of Capital Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary to the extent so guaranteed, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership in which the Borrower or a Subsidiary is a general partner to the extent that the Borrower or such Subsidiary is liable therefor as a result of such Persons’ ownership interest, except to the extent that such Indebtedness is expressly made Non-Recourse Debt.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money or other extensions of credit (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under Capital Lease Obligations and Synthetic Lease Obligations that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of the date of the financial statements most recently delivered by the Borrower pursuant to Section 5.01(a) or (b), as applicable, to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of such financial statements.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary or non-recurring gains, charges, expense or losses) for that period determined in accordance with GAAP.

“Consolidated Total Assets” means, at any time, the total assets of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP as of the end of the most recent complete fiscal quarter.

“Contractor Services Agreements” means the contractor services agreements between the Borrower and either North American Portability Management LLC or the Canadian LNP Consortium Inc, and any Statement of Work referred to therein.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.10 or 2.11.

“Cumulative Retained Excess Cash Flow” means, at any time, an amount (which may not be negative) equal to (a) 50% of the sum of Excess Cash Flow for all fiscal years (commencing with the fiscal year ending 2012 and ending with the most recent fiscal year), minus (b) any and all amounts of Excess Cash Flow for such fiscal years that were previously (or simultaneously being) applied to any Restricted Payment under Section 6.06(g).

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Current Liabilities” of any Person means (a) all Indebtedness of such Person that by its terms is payable on demand or matures within one year after the date of determination (excluding any Indebtedness renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date) and (b) all other items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Interest” has the meaning set forth in Section 2.08(b).

“Defaulting Lender” means, subject to Section 2.16(b), any Lender Party that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender Party notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender Party’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender Party any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swing Line Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect or that it has not or does not intend to comply with its funding obligations under any other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender Party’s obligation to fund an Advance hereunder or any obligation to fund under such other agreement and states that such position is based on such Lender Party’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender Party shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) after the date hereof, has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Bankruptcy Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender Party or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender Party with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender Party (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender Party. Any determination by the Administrative Agent that a Lender Party is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender Party shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower and each Lender Party.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States; provided that a Subsidiary of a Foreign Subsidiary shall not be considered a “Domestic Subsidiary” for purposes of this Agreement.

“Eligible Assignee” means (i) a Lender Party; (ii) an Affiliate of a Lender Party; (iii) an Approved Fund; and (iv) any other Person (other than an individual) approved by (x) the Administrative Agent, (y) in the case of an assignment of a Revolving Credit Commitment, the Issuing Banks and (z) unless a Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed, it being understood that the Borrower’s withholding of approval to any proposed assignment to a TSP shall be deemed reasonable); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee; provided, further, that no TSP shall qualify as an Eligible Assignee under any provision of this definition.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, the shares of capital stock of (or other ownership or profit interests in) such Person, the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurocurrency Liabilities” has the meaning specified in Section 2.11(f).

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Advance, a rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, with respect to Term Advances, the Eurodollar Rate means the higher of (a) such rate per annum as determined above and (b) 1.25% per annum.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.08(a)(ii).

“Events of Default” has the meaning specified in Section 7.01.

“Excess Cash Flow” means, for any period that consists of a fiscal year,

(a) the sum of (without duplication):

(i) Consolidated net income (or loss) of the Borrower and its Domestic Subsidiaries for such period plus

(ii) the aggregate amount of all non-cash charges deducted in arriving at such Consolidated net income (or loss) plus

(iii) if there was a net increase in Consolidated Current Liabilities (other than the current portion of the obligations due pursuant to the Term Facility on the Term Facility Maturity Date) of the Borrower and its Subsidiaries during such period, the amount of such net increase plus

(iv) if there was a net decrease in Consolidated Current Assets (excluding cash and Liquid Assets) of the Borrower and its Subsidiaries during such period, the amount of such net decrease less

(b) the sum of (without duplication):

(i) the aggregate amount of all non-cash credits included in arriving at such Consolidated net income (or loss) plus

(ii) if there was a net decrease in Consolidated Current Liabilities (other than the current portion of the obligations due pursuant to the Term Facility on the Term Facility Maturity Date) of the Borrower and its Subsidiaries during such period, the amount of such net decrease plus

(iii) if there was a net increase in Consolidated Current Assets (excluding cash and Liquid Assets) of the Borrower and its Subsidiaries during such period, the amount of such net increase plus

(iv) the aggregate amount of Capital Expenditures of the Borrower paid in cash during such period solely to the extent permitted by this Agreement, excluding any payment financed by the issuance of Indebtedness or Equity Interests (or equity contribution), plus

(v) the aggregate amount of all regularly scheduled principal payments of Consolidated Funded Indebtedness (other than Current Liabilities) made during such period with internally generated funds plus

(vi) the aggregate principal amount of all optional prepayments of Consolidated Funded Indebtedness (other than Current Liabilities, the Advances and Indebtedness that is revolving in nature) made during such period with internally generated funds plus

(vii) the aggregate principal amount of all mandatory prepayments of the Term Advances made during such period pursuant to Section 2.07(b)(ii) in respect of Net Cash Proceeds of the type described in clause (a) or (c) of the definition thereof to the extent that the applicable Net Cash Proceeds were taken into account in calculating such Consolidated net income (or loss) for such period plus

(viii) the aggregate amount of internally generated cash used to make Permitted Acquisitions and other Investments permitted under Section 6.02 during such period plus

(ix) to the extent taken into account in calculating such Consolidated net income (or loss), the income of any Person which is not a Subsidiary of Borrower, except to the extent of the amount of dividends or other distributions actually paid to a Borrower or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or distributions by that Person is not prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person plus

(x) to the extent taken into account in calculating such Consolidated net income (or loss), the income of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person’s assets are acquired by Borrower or any of its Subsidiaries plus

(xi) taxes on or measured by income actually paid in cash by the Borrower or its Subsidiaries during such period.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender Party, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) taxes imposed on or measured by its overall gross income or overall net income (and franchise taxes imposed on it in lieu of overall net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a), (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.11(e)), any withholding tax that: (i) is required to be imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Applicable Lending Office, except to the extent that such Foreign Lender (or in the case of a Foreign Lender that becomes a Lender as a result of an assignment, its assignor) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Borrower Parties with respect to such withholding tax pursuant to Section 2.13(a) or (c); (d) any U.S. federal withholding tax imposed pursuant to FATCA and (e) all liabilities, penalties, additions to tax, and interest incurred with respect to any of the foregoing.

“Existing Credit Agreements” has the meaning specified in the Preliminary Statements.

“Existing Indebtedness” means Indebtedness of each Loan Party and its Subsidiaries outstanding immediately before the occurrence of the Closing Date.

“Existing Termination Date” has the meaning specified in Section 2.20(a).

“Extending Lender” has the meaning specified in Section 2.20(e).

“Facility” means the Term Facility, the Revolving Credit Facility, the Swing Line Facility, the Letter of Credit Facility or any Incremental Term Facility.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code or any amended or successor version that is substantively comparable and not materially more burdensome, or any federal regulation lawfully promulgated thereunder.

“FCC” means the Federal Communications Commission.

“FCC Order” means the FCC order adopted and released on July 15, 2011 titled “In the Matter of North American Numbering Plan Administrative – Neustar Request for Clarification”, CC Docket No. 92-237.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated October 10, 2011 between the Borrower and the Administrative Agent.

“Flood Hazard Property” has the meaning specified in Section 5.12(c).

“Foreign Lender” means any Lender that is not a “United States person,” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia and any Subsidiary of a Foreign Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lender Parties or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Bank, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Advances made by such Swing Line Bank other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lender Parties.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring the obligee in respect of such Indebtedness or other obligation that such Indebtedness or obligation will be paid or discharged, as the case may be, in order to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 9.01.

“Guarantors” means the Subsidiaries of the Borrower listed on Schedule II hereto and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty pursuant to Section 5.12 or shall otherwise execute and deliver such a guaranty.

“Guaranty” or “Guaranties” means the guaranty of the Guarantors set forth in Article IX, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.12 or otherwise delivered by a Guarantor.

“Guaranty Supplement” has the meaning specified in Section 9.05.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, (a) at the time it enters into a Secured Hedge Agreement, is a Lender, Agent or an Affiliate of a Lender or Agent or (b) on the Closing Date, is any Lender, Agent or Affiliate of a Lender or Agent that has entered into a Secured Hedge Agreement prior to the Closing Date, in each case in its capacity as a party to such Secured Hedge Agreement.

“Immaterial Subsidiary” means (a) as of the Closing Date, any Subsidiary listed on Schedule 4.01(c) hereto, (b) Webmetrics, Inc., a California corporation, so long as its total assets determined in accordance with GAAP is less than $10,000,000 and (c) at any time thereafter, any Subsidiary designated as such by the Borrower in a certificate delivered by the Borrower to the Administrative Agent (and which designation has not been rescinded in a subsequent certificate of the Borrower delivered to the Administrative Agent); provided that, with respect to any Subsidiary designated as an Immaterial Subsidiary pursuant to clause (c) above, (i) such Subsidiary does not own any rights to intellectual property material to the business of the Borrower and its Subsidiaries taken as a whole, (ii) the aggregate assets (other than assets consisting of intercompany receivables) of all Immaterial Subsidiaries (excluding Webmetrics, Inc.) and their respective Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.01 do not, on a consolidated basis, exceed 1.5% of the Consolidated Total Assets as of such last day and (iii) the aggregate Consolidated EBITDA (with each reference in such term to “the Borrower” mean and be a reference to each Immaterial Subsidiary) produced by all Immaterial Subsidiaries and their respective Subsidiaries for the four consecutive fiscal quarters most recently ended on or prior to such date in respect of which financial statements have been delivered pursuant to Section 5.01 do not, on a consolidated basis, exceed 10% of the Consolidated EBITDA of the Borrower and its Subsidiaries for such time period.

“Increase Date” has the meaning specified in Section 2.19(a).

“Increasing Lender” has the meaning specified in Section 2.19(b).

“Incremental Commitment Date” has the meaning specified in Section 2.19(b).

“Incremental Commitment” has the meaning specified in Section 2.19(a).

“Incremental Lender” means an Increasing Lender or an Assuming Lender pursuant to Section 2.19.

“Incremental Term Advance” means an advance under the Incremental Term Facility.

“Incremental Term Facility” has the meaning specified in Section 2.19(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all outstanding obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (in each case, unless and to the extent cash-collateralized);

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the non-contingent deferred purchase price of property or services which are required to be recorded as liabilities under GAAP (other than (i) trade accounts payable and accrued expenses in the ordinary course of business, (ii) inter-company payables among the Borrower and its Subsidiaries not constituting Indebtedness for borrowed money, (iii) working capital based and other customary post-closing adjustments in acquisition transactions and (iv) salary and other employee compensation obligations incurred in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing, to the extent guaranteed.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent that such Person is liable therefor as a result of such Persons’ ownership interest, except to the extent that such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Party” has the meaning specified in Section 10.04(b).

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Information” has the meaning set forth in Section 10.11.

“Information Memorandum” means the information memorandum in the form approved by the Borrower concerning the Loan Parties and their Subsidiaries that, at the Borrower’s request and on its behalf, was prepared in relation to the transactions contemplated by this Agreement and distributed by the Lead Arranger to selected financial institutions prior to the date of this Agreement.

“Initial Extension of Credit” means any Borrowing and issuance of a Letter of Credit hereunder on the Closing Date.

“Initial Issuing Bank” means the bank listed on the signature pages hereof as the Initial Issuing Bank.

“Initial Lender Parties” means the Initial Issuing Bank, the Initial Lenders and the Initial Swing Line Bank.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Initial Pledged Equity” has the meaning specified in the Security Agreement.

“Initial Swing Line Bank” means the bank listed on the signature pages hereof as the Initial Swing Line Bank.

“Insurance/Condemnation Receipt” means any cash proceeds of insurance (including, without limitation, any key man life insurance, but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) or condemnation awards; provided that no cash proceeds realized in a single event or series of related events shall constitute Insurance/Condemnation Receipt unless such cash proceeds shall exceed $5,000,000.

“Intellectual Property Security Agreement” has the meaning specified in the Security Agreement.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) prior to the earlier of (i) completion of the syndication of the Facilities (as determined by the Administrative Agent and notified to the Borrower) and (ii) 90 days subsequent to the Closing Date, the Interest Period shall be one month;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person with respect to another Person, whether by means of (a) the purchase or other acquisition of capital stock or other Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or limited liability company interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitute a business unit. The amount of any Investment outstanding at any time shall be (i) the amount actually invested, without any adjustments for increases or decreases in the value of such investment, minus (ii) the amount of dividends or distributions in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment.

“Issuing Banks” means the Initial Issuing Bank, any other Revolving Credit Lender approved as an Issuing Bank by the Administrative Agent and the Borrower and any other financial institution approved as an Issuing Bank by the Administrative Agent and the Borrower and any Eligible Assignee to which an Letter of Credit Commitment hereunder has been assigned pursuant to Section 10.07 so long as each such Revolving Credit Lender or Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank, Revolving Credit Lender or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Cash Collateral Account” has the meaning specified in the Security Agreement.

“L/C Disbursement” means a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all L/C Disbursements that have not yet been reimbursed (whether through an Advance or otherwise). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. The L/C Obligations of any Lender at any time shall be its Pro Rata Share of the total L/C Obligations at such time.

“L/C Related Documents” has the meaning specified in Section 2.05(e)(A).

“Lead Arranger” means MSSF.

“Lender Party” means any Lender, any Issuing Bank, any Swing Line Bank or any Incremental Lender.

“Lender Party Appointment Period” has the meaning specified in Section 8.06(a).

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 10.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit” has the meaning specified in Section 2.01(d)(i).

“Letter of Credit Advance” means an advance made by any Issuing Bank or any Revolving Credit Lender pursuant to Section 2.04.

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into one or more Assignment and Assumptions, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Issuing Bank’s “Letter of Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.06.

“Letter of Credit Facility” means, at any time, an amount equal to the amount of the Issuing Banks’ Letter of Credit Commitments at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.06.

“Letter of Credit Fee” has the meaning specified in Section 2.09(b)(i).

“Letter of Credit Sublimit” means an amount equal to $30,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Liquid Assets” means (a) cash, (b) demand deposits or interest-bearing time and eurodollar deposits, certificates of deposit or similar banking arrangements with banks which have capital and surplus of not less than $500,000,000; (c) direct obligations of the United States of America in the form of United States Treasury obligations or any governmental agency or instrumentality whose obligations constitute full faith and credit obligations of the United States of America, which have maturities of 10 years or less; (d) bonds and other fixed income instruments (including tax-exempt bonds) rated investment grade from companies or public entities, and mutual funds that invest substantially all of their assets in such bonds and other fixed income instruments, either owned directly by the Borrower or managed on the Borrower’s behalf by any nationally recognized investment advisor who or which has assets under management in excess of $500,000,000; (e) commercial paper rated P-1 or higher by Moody’s or A-1 or higher by S&P; (f) repurchase agreements or similar arrangements with banks which have capital and surplus of not less than $500,000,000; and (g) mutual funds or money market funds that invest substantially all of their assets in instruments described in the subsections above; provided, however, that none of the items in clauses (a) through (f) shall be subject to any Liens other than those permitted by the Loan Documents.

“Liquidity” means, at any time, (a) the aggregate amount of cash and Liquid Assets held at such time by the Borrower and its Subsidiaries to the extent that (i) such cash and Liquid Assets are readily (subject to any customary (A) corporate or other action or (B) reasonable bank procedures and requirements, that could not, in each case, reasonably be expected to prevent the timely payment of obligations) available to repay obligations of the Borrower, (ii) such cash and Liquid Assets are not subject to any Liens (other than Liens created under the Loan Documents and any applicable set-off rights) and (iii) in the case of cash and Liquid Assets held by any such Subsidiary, such Subsidiary is not at such time prohibited by any applicable law or regulation or its charter, by-laws or other organizational documents or any order of any Governmental Authority from distributing or otherwise transferring such cash and cash equivalents to the Borrower; provided that in the case of any amount of cash and Liquid Assets satisfying the foregoing conditions held by Foreign Subsidiaries, in the calculation of Liquidity such amount shall be reduced by any payment (including tax payment) by the Borrower to another Person (including any Governmental Authority) that in the Borrower’s good faith estimate would be required to be made pursuant to applicable Laws in order for such amount to be repatriated into the United States for payments of the Borrower’s obligations plus (b) the aggregate amount of all Unused Revolving Credit Commitments at such time.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Letter of Credit Agreement and (g) solely where the term “Loan Documents” is used or referred to in Section 2.12(e), Article IX or Section 10.12 hereof or in the Guaranty or the Collateral Documents, each Secured Cash Management Agreement and Secured Hedge Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Margin Stock” has the meaning specified in Regulation U issued by the FRB.

“Material Account” means any deposit or securities account of any Loan Party, other than any payroll or employee benefit account and any accounts having an aggregate balance of not more than $5,000,000.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower and the

Loan Parties, taken as a whole (excluding any Immaterial Subsidiary) to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Loan Party that is a Material Subsidiary of any Loan Document to which it is a party.

“Material Real Property” means any real property owned by any Loan Party with a fair market value in excess of $5,000,000.

“Material Subsidiary” means, at any time, each Subsidiary of the Borrower other than an Immaterial Subsidiary.

“Merger” has the meaning specified in the Preliminary Statements.

“Merger Agreement” has the meaning specified in the Preliminary Statements.

“Merger Sub” has the meaning specified in the Preliminary Statements.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“MSSF” has the meaning specified in the recital of parties to this Agreement.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NANPA” means the official North American Numbering Plan Administrator, as referred to in 47 C.F.R. §52.12.

“Net Cash Proceeds” means, (a) with respect to any sale, lease, transfer or other disposition of any asset of the Borrower or any of its Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to clause (a), (b), (c), (d), (g), (i) or (j) of Section 6.05), the excess, if any, of (i) the sum of cash and Liquid Assets received in connection with such sale, lease, transfer or other disposition (including any cash or Liquid Assets received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness (other than Indebtedness under the Loan Documents) that is secured by such asset and that is required to be repaid in connection with such sale, lease, transfer or other disposition thereof, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or its Subsidiaries, and (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith and (D) a reasonable reserve for any purchase price adjustment or any indemnification payments (fixed and contingent) attributable to the seller’s obligations to the purchaser undertaken by the Borrower or any of its Subsidiaries in connection with such sale, lease, transfer or other disposition (but excluding any purchase price adjustment or any indemnity that, by its terms, will not under any circumstances be made prior to the final maturity of the Term Facility); provided that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $5,000,000;

(b) with respect the incurrence of issuance of any Indebtedness by the Borrower or any of its Subsidiaries (other than Indebtedness permitted under Section 6.03), the excess of (i) the sum of the cash and Liquid Assets received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); and

(c) with respect to any Insurance/Condemnation Receipt that is not otherwise included in clause (a) above, the sum of the cash and Liquid Assets received in connection therewith.

“New Extending Lender” has the meaning specified in Section 2.20(d).

“NGM” means Neustar NGM Services Limited.

“NGM Reorganization” means any corporate restructuring of NGM (or its direct parent), that could not reasonably be expected to have a Material Adverse Effect, and as a result of which (a) NGM is no longer a first-tier Foreign Subsidiary of a Loan Party and the Equity Interests in NGM are transferred to and held by another first-tier Foreign Subsidiary of a Loan Party and (b) no portion of NGM’s Equity Interests can be pledged without violating the “deemed dividend” rule of Section 956 of the Internal Revenue Code.

“NGM Release” means the release of the Lien in favor of the Collateral Agent in respect of the 65% of the Equity Interests in NGM.

“NGM Release Conditions” means (a) NGM remains an indirect wholly owned Subsidiary of the Borrower and (b) neither the Borrower, NeuStar NGM Services, LLC, NGM nor any Person that owns any of the Equity Interests in NGM or NGM’s parent shall have pledged such Equity Interests to any other Person.

“Non-Defaulting Lender” means, at any time, each Lender Party that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.20(b).

“Non-Recourse Debt” means Indebtedness (a) as to which neither the Borrower nor any of its Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable (as a guarantor or otherwise), or (iii) constitutes the lender; and (b) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Note” means a Term Note or a Revolving Credit Note.

“Notice Date” has the meaning specified in Section 2.20(b).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of L/C Termination” has the meaning specified in Section 2.01(e)(ii).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Bankruptcy Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 2.13(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means an Acquisition permitted by Section 6.12.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 10.02(b).

“Post Petition Interest” has the meaning specified in Section 9.06.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Pro Forma”, “Pro Forma Basis” or “Pro Forma Effect” means, with respect to the calculation of the Consolidated Total Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio and any other applicable event, as of any time, that pro forma effect shall be given to each such applicable event as well as the Transactions, any Permitted Acquisition, any issuance, incurrence or assumption of Consolidated Funded Indebtedness and, in the case of any issuance or incurrence, the use of proceeds thereof (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which the financial effect is being calculated (and if such Indebtedness has a floating or formula rate, it shall have an implied rate of interest for the relevant period of four consecutive fiscal quarters for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination), but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes not to finance any acquisition or applicable transaction), any Disposition for $10,000,000 or more of (x) material assets outside the ordinary course of business or (y) a business unit, line of business or division, that have occurred during the four consecutive fiscal quarter period of the Borrower most-recently ended as of or prior to such time, or subsequent to the end of such four consecutive fiscal quarter period but prior to such time or prior to or simultaneously with the event for which a determination under this definition is made, as if each such event occurred on the first day of such four consecutive fiscal quarter period, including (a) that income statement items attributable to the Person or property acquired shall, subject to clause (b) below, be recognized and consolidated with the income statement items of the Borrower and its Subsidiaries in accordance with GAAP consistently applied (where applicable); and (b) any adjustments to expense items made in consolidating the Borrower and its Subsidiaries with the Person or the property acquired shall be (i) made in accordance with Regulation S-X of the Securities Act of 1933 or (ii) included in the good faith of the Borrower on the basis of information and assumptions that the Borrower believes to be reasonable as of the date of determining compliance and shall (A) solely relate to cost savings during any period applicable in such calculations that (1) would have been realized during the 12 months prior to the Acquisition of such Person or property or are realized or expected to be realized within 12 months after the Acquisition of such Person or property, (2) are supported by reasonably detailed supporting calculations provided together with the certifications required under Section 6.12, which calculations are prepared in good faith by senior management of the Borrower in accordance with GAAP, consistently applied (where applicable), and (3) do not exceed in the aggregate, together with all other adjustments to expense items for such period made pursuant to this clause (b) in respect of any Acquisition, an amount equal to 10% of the Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of the financial statements most recently delivered by the Borrower pursuant to Section 5.01(a) or (b), as applicable, or (B) have been approved by the Administrative Agent; provided that no pro forma effect shall be given to (x) any issuance, incurrence or assumption of Consolidated Funded Indebtedness the aggregate amount of which subject to such issuance, incurrence, assumption or permanent repayment does not exceed $10,000,000 and (y) any Disposition (other than any Disposition for $10,000,000 or more of (i) material assets outside the ordinary course of business or (ii) a business unit, line of business or division).

“Pro Rata Share” of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.06 or 7.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.06 or 7.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Process Agent” has the meaning specified in Section 10.15(c).

“Public Lenders” has the meaning specified in Section 10.02(e).

“Refinanced Indebtedness” has the meaning specified in Section 6.03(i).

“Refinancing Indebtedness” has the meaning specified in Section 6.03(i).

“Register” has the meaning specified in Section 10.07(d).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed in the Securities Laws.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Commitment Date” has the meaning specified in Section 2.07(b)(viii).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective partners, directors, officers, employees, agents and advisors.

“Repricing Event” means (a) any prepayment or repayment of the Term Advances with the proceeds of, or any conversion of the Term Advances into, any new or replacement loans bearing interest at an effective interest rate less than the effective interest rate applicable to the Term Advances and (b) any amendment or modification of this Agreement that reduces the effective interest rate applicable to the Term Advances, in each case of clauses (a) and (b), with original issue discount and upfront fees deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity.

“Required Lenders” means, at any time, Lender Parties owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (C) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller or assistant controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), excluding for the avoidance of doubt, payments contemplated by the Merger Agreement.

“Restricting Information” has the meaning specified in Section 10.02(f).

“Revolving Credit Advance” has the meaning specified in Section 2.01(c).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Lender’s “Revolving Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.06.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Facility Maturity Date” means the date that is five years after the Closing Date; provided, however that if such date is not a Business Day, the Revolving Credit Facility Maturity Date shall be the next preceding Business Day.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made by such Lender.

“Revolving Reduction Amount” has the meaning specified in Section 2.07(b)(v).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement permitted hereunder that is entered into by and between the Borrower or any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between the Borrower or any Loan Party and any Hedge Bank.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means the Agents, the Lender Parties, the Cash Management Banks and the Hedge Banks.

“Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Seller” has the meaning specified in the Preliminary Statements.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis; (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities, including contingent liabilities, as they become absolute and matured; (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital; and (d) such Person and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities, including contingent liabilities, on a consolidated basis, beyond their ability to pay such debts and liabilities as they mature. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subordinated Debt” means unsecured Indebtedness of the Borrower or any Subsidiary that is validly subordinated by its terms to the Obligations on terms (a) no less beneficial to the Lender Parties, taken as a whole, than the terms forth on Exhibit F or (b) satisfactory to the Administrative Agent.

“Subordinated Obligations” has the meaning specified in Section 9.06.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Surviving Indebtedness” means Indebtedness of each Loan Party and its Subsidiaries that is outstanding immediately before (and remains outstanding immediately after) giving effect to the Initial Extension of Credit.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender Party or any Affiliate of a Lender Party).

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(c) or (b) any Revolving Credit Lender pursuant to Section 2.02(b).

“Swing Line Bank” means the Initial Swing Line Bank and any Eligible Assignee to which the Swing Line Commitment hereunder has been assigned pursuant to Section 10.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as a Swing Line Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Swing Line Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Swing Line Bank or Eligible Assignee, as the case may be, shall have a Swing Line Commitment.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(c) or the Revolving Credit Lenders pursuant to Section 2.02(b).

“Swing Line Commitment” means, with respect to the Swing Line Bank at any time, the amount set forth opposite the Swing Line Bank’s name on Schedule I hereto under the caption “Swing Line Commitment” or, if the Swing Line Bank has entered into an Assignment and Assumption, set forth for the Swing Line Bank in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as the Swing Line Bank’s “Swing Line Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.06.

“Swing Line Facility” means, at any time, an amount equal to the aggregate amount of the Swing Line Bank’s Swing Line Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.06.

“Swing Line Sublimit” means an amount equal to $25,000,000. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a synthetic, off-balance sheet or tax retention lease.

“Taxes” has the meaning specified in Section 2.13(a).

“Term Advance” has the meaning specified in Section 2.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders.

“Term Commitment” means, with respect to any Term Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Lender’s “Term Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.06.

“Term Facility” means, at any time, the aggregate amount of the Term Lenders’ Term Commitments at such time.

“Term Facility Maturity Date” means (a) with respect to the Term Facility (other than any portion thereof that has been extended), the date that is seventh anniversary of the Closing Date and (b) with respect to any Term Advances for which the maturity has been extended pursuant to Section 2.20, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Term Facility Maturity Date shall be the next preceding Business Day.

“Term Lender” means any Lender that has a Term Commitment.

“Term Note” means a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advance made by such Lender.

“Termination Date” means the Term Facility Maturity Date or the Revolving Credit Facility Maturity Date, as applicable.

“Threshold Amount” means $25,000,000.

“Transactions” means, collectively, (a) the consummation of the Merger, (b) the entering into by the Loan Parties of the Loan Documents to which they are or are intended to be a party and the borrowing of the Advances hereunder, (c) the refinancing of the Indebtedness under the

Existing Credit Agreements and other Existing Indebtedness (other than Surviving Indebtedness) of the Borrower and its Subsidiaries and the termination of all commitments with respect thereto and (d) the payment of the fees and expenses incurred in connection with, caused by, resulting from or arising out of the consummation of the Transactions (including any upfront fees).

“Transactions Documents” means, collectively, the Loan Documents and the Merger Agreement.

“TSP” means any provider of “telecommunications service”, as such term is defined in the Telecommunications Act of 1996. For the avoidance of doubt, “TSP” shall not include any Affiliate of any TSP, unless such Affiliate itself is a TSP.

“TSP Information” has the meaning specified in Section 10.08(e).

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“US Holdco” means any Domestic Subsidiary of the Borrower, or any entity that is disregarded as an entity separate from a Domestic Subsidiary for U.S. federal income tax purposes, the sole assets (other than immaterial assets) of which consist of the Equity Interests of CFCs.

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all L/C’s outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.04 and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Banks pursuant to Section 2.01(d) and outstanding at such time.

“wholly-owned Subsidiary” means any Subsidiary in which 100% of the Equity Interests are owned by the Borrower or a Subsidiary of the Borrower except for those Equity Interests that applicable Law requires to be issued as directors’ qualifying shares to satisfy national citizenship requirements.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03. Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.06. Letter of Credit Amounts. Unless otherwise specified herein, the Available Amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement or other document or instrument related thereto, provides for one or more automatic increases in the stated amount thereof, the Available Amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances and the Letters of Credit. (a) The Term Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term Advance”) to the Borrower on the Closing Date in an amount not to exceed such Lender’s Term Commitment at such time. The Term Borrowing shall consist of Term Advances made simultaneously by the Term Lenders ratably according to their Term Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the Availability Period in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.07(a) and reborrow under this Section 2.01(b).

(c) The Swing Line Advances. The Swing Line Bank agrees on the terms and conditions hereinafter set forth, to make Swing Line Advances to the Borrower from time to time on any Business Day during the Availability Period (i) in an aggregate amount not to exceed at any time outstanding the lesser of (x) the Swing Line Sublimit and (y) the Swing Line Bank’s Swing Line Commitment at such time and (ii) in an amount for each such Swing Line Advance not to exceed the Unused Revolving Credit Commitments of the Revolving Credit Lenders immediately prior to the making of such Swing Line Advance. The Swing Line Bank agrees to make one or more Swing Line Advances on any Business Day. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and, notwithstanding Section 2.10, shall be made as a Base Rate Advance by the Swing Line Bank. Within the limits of the Swing Line Sublimit and within the limits referred to in clause (ii) above, the Borrower may borrow under this Section 2.01(c), repay pursuant to Section 2.05(d) or prepay pursuant to Section 2.07(a) and reborrow under this Section 2.01(c). Immediately upon the making of a Swing Line Advance, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Bank a risk participation in such Swing Line Advance in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Advance.

(d) The Letters of Credit. (i) Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue standby letters of credit (the “Letters of Credit”) denominated in U.S. dollars or other currencies reasonably acceptable to such Issuing Bank for the account of the Borrower from time to time on any Business Day during the Availability Period in an aggregate Available Amount (i) for all Letters of Credit issued by such Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Sublimit and (y) such Issuing Banks’ Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed the aggregate Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time.

(ii) No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of five Business Days before the Revolving Credit Facility Maturity Date and one year after the date of issuance thereof, but any Letter of Credit with a one-year term may by its terms be renewable annually automatically, unless such Issuing Bank in its sole discretion has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a “Notice of L/C Termination”); provided that the terms of each Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Letter of Credit to give the beneficiary named in such Letter of Credit notice of any Notice of L/C Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than five Business Days before the Revolving Credit Facility Maturity Date. If a Notice of L/C

Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed. Subject to the notice requirement in this clause in the case of automatic renewable Letters of Credit, each Issuing Bank may in its sole discretion determine whether to accept any amendment or renewal of any Letter of Credit proposed by the Borrower.

(iii) Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(d), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.04 and request the issuance of additional Letters of Credit under this Section 2.01(d).

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.04, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier or electronic communication. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 12:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first apply such funds to prepay ratably the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances outstanding at such time, together with interest accrued and unpaid thereon to and as of such date.

(b) (i) Each Swing Line Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to any Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, specifying therein the requested (x) date of such Borrowing, (y) amount of such Borrowing and (z) maturity of such Borrowing (which maturity shall be no later than the earliest of (A) the tenth day after the requested date of such Borrowing and (B) the Revolving Credit Facility Maturity Date. The Swing Line Bank will make the amount of the requested Swing Line Advances available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(ii) The Swing Line Bank may, at any time in its sole and absolute discretion, request on behalf of the Borrower (and the Borrower hereby irrevocably authorizes each Swing Line Bank to so request on its behalf) that each Revolving Credit Lender make a Base Rate Advance in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Advances then outstanding. Such request shall be deemed to be a Notice of Borrowing for purposes hereof and shall be made in accordance with the provisions of Section 2.02(a) without regard solely to the minimum amounts specified therein but subject to the satisfaction of the conditions set forth in Section 3.02. The Swing Line Bank shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same date funds, not later than 11:00 A.M. on the day specified in such Notice of Borrowing.

(iii) If for any reason any Swing Line Advance cannot be refinanced by a Revolving Credit Borrowing as contemplated by Section 2.02(b)(ii), the request for Base Rate Advances submitted by the Swing Line Bank as set forth in Section 2.02(b)(ii) shall be deemed to be a request by the Swing Line Bank that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Advance and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Bank pursuant to Section 2.02(b)(ii) shall be deemed payment in respect of such participation.

(iv) If and to the extent that any Revolving Credit Lender shall not have made the amount of its Pro Rata Share of such Swing Line Advance available to the Administrative Agent in accordance with the provisions of Section 2.02(b)(ii), such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of the applicable Notice of Borrowing delivered by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Advances or to purchase and fund risk participations in Swing Line Advance pursuant to this Section 2.02(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Bank, the Borrower or any other Person for any reason whatsoever, (B) the occurrence of continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.02(b) is subject to satisfaction of the conditions set forth in Section 3.02. No funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Advances, together with interest as provided herein.

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances (A) for the initial Borrowing hereunder, unless the Administrative Agent otherwise consents and such initial Borrowing is a Term Borrowing, or (B) for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.10 or 2.11 and (ii) the Term Advances may not be outstanding as part of more than 5 separate Borrowings and the Revolving Credit Advances may not be outstanding as part of more than 10 separate Borrowings.

(d) Each Notice of Borrowing and each Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.08 to Advances comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Issuance of Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the day that occurs 5 Business Days (or such later day as mutually agreed) prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, which shall give to the Administrative Agent and each Revolving Credit Lender, in the case of Letters of Credit, prompt notice thereof by telecopier or electronic communication. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If (x) the requested form of such Letter of Credit is in such Issuing Bank’s then current standard form with such revisions as shall be requested by the Borrower and approved by such Issuing Bank in its sole discretion and (y) it has received (i) information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, that such Issuing Bank has reasonably requested, in each case with respect to the beneficiary of such Letter of Credit and (ii) confirmation from the Administrative Agent that the requested issuance is permitted in accordance with the terms hereof (which confirmation shall be provided promptly), such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 10.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern. Each Issuing Bank may determine in its sole discretion whether to, and shall have no obligation to, issue, amend, modify, transfer any Letter of Credit if any such action shall be prohibited by applicable law, including, without limitation, United States, European Union, United Nations, and foreign sovereign judicial orders and government regulations that mandate dishonor of Letter of Credit obligations and that are enforceable under the applicable law.

(b) Letter of Credit Reports. Unless otherwise agreed by the Administrative agent, each Issuing Bank shall furnish to the Administrative Agent (A) on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (B) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(c) Participations in Letters of Credit. Upon the issuance of a Letter of Credit by any Issuing Bank under Section 2.03(a), such Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation in such Letter of Credit in an amount for each Revolving Credit Lender equal to such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit.

(d) Applicability of ISP98. Unless otherwise expressly agreed by the Issuing Bank and the Borrower, when a Letter of Credit is issued the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

SECTION 2.04. Drawings and Reimbursement under Letters of Credit. Each L/C Disbursement by any Issuing Bank under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such L/C Disbursement. Each Issuing Bank agrees to give the Administrative Agent prompt notice of each L/C Disbursement under each Letter of Credit issued by it. In consideration of its obligations to purchase participations in the Letters of Credit, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay such Lender’s Pro Rata Share of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower by 11:00 A.M. (New York City time) on the date of such L/C Disbursement by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to such Lender’s Pro Rata Share of such L/C Disbursement. Each Revolving Credit Lender acknowledges and agrees that its obligation to pay for its participation pursuant to this Section 2.04 in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever. If and to the extent that any Revolving Credit Lender shall not have so made its Pro Rata Share of such L/C Disbursement available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such Pro Rata Share is due pursuant to this Section 2.04 until the date such amount is paid to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation, for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in this Section 2.04 shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

SECTION 2.05. Repayment of Advances. (a) Term Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders, in Dollars, the aggregate principal amount of all Term Advances outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.07):

Date	Principal Amortization Payment
December 31, 2011	$1,500,000
March 31, 2012	$1,500,000

Date	Principal Amortization Payment
June 30, 2012	$1,500,000
September 30, 2012	$1,500,000
December 31, 2012	$1,500,000
March 31, 2013	$1,500,000
June 30, 2013	$1,500,000
September 30, 2013	$1,500,000
December 31, 2013	$1,500,000
March 31, 2014	$1,500,000
June 30, 2014	$1,500,000
September 30, 2014	$1,500,000
December 31, 2014	$1,500,000
March 31, 2015	$1,500,000
June 30, 2015	$1,500,000
September 30, 2015	$1,500,000
December 31, 2015	$1,500,000
March 31, 2016	$1,500,000
June 30, 2016	$1,500,000
September 30, 2016	$1,500,000
December 31, 2016	$1,500,000
March 31, 2017	$1,500,000
June 30, 2017	$1,500,000
September 30, 2017	$1,500,000
December 31, 2017	$1,500,000
March 31, 2018	$1,500,000
June 30, 2018	$1,500,000
September 30, 2018	$1,500,000
Term Facility Maturity Date	$558,000,000

provided, however, that the final principal installment shall be repaid on the Term Facility Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Advances outstanding on such date.

(b) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Revolving Credit Facility Maturity Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

(c) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of (i) the Swing Line Bank and (ii) each other Revolving Credit Lender that has made a Swing Line Advance in Dollars, the outstanding principal amount of each Swing Line Advance made to the Borrower on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the tenth Business Day after the requested date of such Borrowing) and the Revolving Credit Facility Maturity Date.

(d) Letter of Credit Advances. The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Revolving Credit Lender that has made a Letter of Credit Advance on the earlier of the Revolving Credit Facility Maturity Date and the Business Day following the date on which such Advance was made the outstanding principal amount of each Letter of Credit Advance made to the Borrower.

(e) Obligations in Respect of Letters of Credit Generally. The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by the Borrower thereof):

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by any Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

SECTION 2.06. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least five Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Term Commitments, the Swing Line Facility, the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of any such Facility (x) shall be in an aggregate amount of $1,000,000 or an integral multiple of $5,000,000 in excess thereof and (y) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

(b) Mandatory. (i) The aggregate Term Commitments under the Term Facility shall be automatically and permanently reduced to zero on the date of the Borrowings in respect of such Term Facility.

(ii) If, after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the aggregate Letter of Credit Commitments exceed the Revolving Credit Facility at such time, then the Letter of Credit Sublimit and/or the Letter of Credit Commitments shall be automatically reduced by the amount of such excess.

(iii) If, after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Swing Line Sublimit or the Swing Line Commitment exceeds the Revolving Credit Facility at such time, then the Swing Line Sublimit and/or the Swing Line Commitment shall be automatically reduced by the amount of such excess.

(iv) The Revolving Credit Facility shall be automatically and permanently reduced on each date on which prepayment thereof is required to be made pursuant to Section 2.07(b)(i) or (ii) in an amount equal to the applicable Revolving Reduction Amount; provided that each such reduction of the Revolving Credit Facility shall be made ratably among the Revolving Credit Lenders in accordance with their Revolving Credit Commitments; provided further that notwithstanding the foregoing and Section 2.07(b)(v), in no event shall the Revolving Credit Facility be reduced, pursuant to this Section 2.06(b)(iv), to less than $1,000,000.

SECTION 2.07. Prepayments. (a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Advances or Revolving Credit Advances in whole or in part without premium or penalty; provided that any such prepayment of the Term Advances on or prior to the first anniversary of the Closing Date in connection with a Repricing Event shall be accompanied by a premium equal to 1% of the principal amount so prepaid; provided further that (A) such notice must be received by the Administrative Agent not later than 11:00 A.M. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Advances and (2) on the date of prepayment of Base Rate Advances; and (B) any prepayment of Advances shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Advances to be prepaid and, if Eurodollar Rate Advances are to be prepaid, the Interest Period(s) of such Advances. The Administrative Agent will promptly notify each Lender Party of its receipt of each such notice, and of the amount of such Lender Party’s ratable portion of such prepayment (based on such Lender Party’s Pro Rata Share in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that any notice of prepayment given in connection with a notice of termination of the Commitments given by the Borrower may state that such prepayment notice is conditioned upon the effectiveness of other credit facilities or capital raising, in which case such notice may (subject to compliance by the Borrower with the requirements of Section 2.11) be revoked by the Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.11. Each prepayment of the outstanding Term Advances pursuant to this Section 2.07(a) shall be applied to the principal repayment installments of the Term Facility as directed by the Borrower.

(ii) The Borrower may, upon notice to the Swing Line Bank (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Advances in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Bank and the Administrative Agent not later than 11:00 A.M. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $500,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory. (i) (i) Within five Business Days after financial statements have been delivered pursuant to Section 5.01(a) (commencing with the fiscal year ending December 31, 2012) and the related certificate of a Responsible Officer has been delivered pursuant to Section 5.02(a), the Borrower shall pay or cause to be paid to the Administrative Agent for the account of the Lender Parties an aggregate principal amount of the Advances comprising part of the same Borrowings and deposit an amount in the L/C Cash Collateral Account, in the case of the Revolving Credit Facility (to be applied in accordance with Section 2.07(b)(v)), in an aggregate amount equal to the excess (if any) of (i) 50% of Excess Cash Flow for the fiscal year covered by such financial statements, provided that (A) such percentage shall be reduced to 25% if the Consolidated Leverage Ratio as of the end of such fiscal year is less than or equal to 1.75:1.00 but greater than 1.50:1.00 and (B) no prepayment of any Advances and no deposit in the L/C Cash Collateral Account shall be required under this Section 2.07(b)(i) if the Consolidated Leverage Ratio as of the end of such fiscal year is less than or equal to 1.50:1.00, over (ii) the sum of the aggregate principal amount of Term Advances optionally prepaid pursuant to Section 2.07(a)(i) during such fiscal year and to the extent accompanied by a permanent reduction of the Revolving Credit Commitments in the same amount, the aggregate principal amount of Revolving Credit Advances optionally prepaid pursuant to Section 2.07(a)(i) during such fiscal year. Each such prepayment shall be applied first to the installments of the Term Facility pro rata and second to the Revolving Credit Facility as set forth in clause (v) below.

(ii) In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any Subsidiary, the Borrower shall, within five Business Days after such Net Cash Proceeds are received, pay or cause to be paid to the Administrative Agent for the account of the Lender Parties an aggregate principal amount of the Advances comprising part of the same Borrowings and deposit an amount in the L/C Cash Collateral Account, in the case of the Revolving Credit Facility (to be applied in accordance with Section 2.07(b)(v)), in an aggregate amount equal to 100% of such Net Cash Proceeds, provided that, in the case of any event described in clause (a) or (c) of the definition of “Net Cash Proceeds”, if the Borrower or any Subsidiary applies the Net Cash Proceeds from such event (or a portion thereof) (i) within 365 days after receipt of such Net Cash Proceeds and (ii) at a time when no Default has occurred and is continuing, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries (provided that, the Borrower has delivered to the Administrative Agent within five Business Days after such Net Cash Proceeds are received a certificate of a Responsible Officer stating its intention to do so and certifying that no Default has occurred and is continuing), then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds in respect of such event (or the portion of such Net Cash Proceeds specified in such certificate, if applicable) except to the extent of any such Net Cash Proceeds that have not been so applied by the end of such 365 days (or, if committed during such 365 days to be so applied, within 90 days of the end of such 365 days), at which time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so applied. Each such prepayment shall be applied first to the installments of Term Facility pro rata and second to the Revolving Credit Facility as set forth in clause (v) below.

(iii) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Letter of Credit Advances and the Swing Line Advances and deposit an amount in the L/C Cash Collateral Account in an amount equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Revolving Credit Advances, (y) the Letter of Credit Advances and (z) the Swing Line Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.

(iv) The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

(v) Prepayments of the Revolving Credit Facility made pursuant to clause (i), (ii) or (iii) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and fourth deposited in the L/C Cash Collateral Account to Cash Collateralize the Available Amount of the L/C’s then outstanding; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i) or (ii) above, the amount remaining (if any) after the prepayment in full of the Advances then outstanding and the Cash Collateralization of the aggregate Available Amount of L/C’s then outstanding (the sum of such prepayment amounts in respect of Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances, Cash Collateralization amounts and remaining amount being referred to herein as the “Revolving Reduction Amount”) may be retained by the Borrower and the Revolving Credit Facility shall be permanently reduced as set forth in Section 2.06(b)(iv). Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Revolving Credit Lenders, as applicable.

(vi) All prepayments under this subsection (b) shall be made together with accrued interest and Letter of Credit Fees to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 10.04(c).

SECTION 2.08. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance and for each Swing Line Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears (A) in the case of a Base Rate Advance that is not a Swing Line Advance, quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full or (B) in the case of a Base Rate Advance that is a Swing Line Advance, on the date such Swing Line Advance shall be paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of a Default under Section 7.01(a) or an Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender Party, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.08(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.08(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (i) of Section 2.08(a); provided, however, that following the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 7.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.10 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.09. Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a commitment fee (the “Commitment Fee”), from the date hereof in the case of each Initial Revolving Credit Lender and from the effective date specified in the Assignment and Assumption pursuant to which it became a Revolving Credit Lender in the case of each other Revolving Credit Lender until the end of the Availability Period, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing December 31, 2011, and on the last Business Day of the Availability Period, at the rate of 0.50% per annum on the average daily Unused Revolving Credit Commitment of such Revolving Credit Lender plus its Pro Rata Share of the average daily outstanding Swing Line Advances during such quarter; provided, however, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b) Letter of Credit Fees, Etc. The Borrower shall pay (i) to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a letter of credit fee (a “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for Revolving Credit Advances that are Eurodollar Rate Advances times the average daily aggregate Available Amount of all Letters of Credit issued and outstanding from time to time and (ii) to the respective Issuing Bank, for its own account, (x) a fronting fee at the rate of 0.25% per annum on the Available Amount of each Letter of Credit issued by such Issuing Bank under the Revolving Credit Facility, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing December 31, 2011, and on the last Business Day of the Availability Period, and (y) other customary administrative, issuance, amendment, transfer and other charges,. Upon the occurrence and during the continuance of a Default under Section 7.01(a) or an Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the amount payable by the Borrower under this clause (b)(i) shall be increased by 2% per annum.

(c) Agents’ Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

SECTION 2.10. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.11, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any

Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.11. Increased Costs, Etc. (a) If, due to a Change in Law (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances, excluding any such increased costs resulting from (x) Indemnified Taxes or Other Taxes (as to which Section 2.13 shall govern) and (y) Excluded Taxes (but including any capital or other non-income taxes imposed on a Lender Party on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender Party determines that a Change in Law (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar Guarantee), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed at least 50% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended, in each case until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended, in each case until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

(e) In the event that any Lender Party demands payment of costs or additional amounts pursuant to this Section 2.11 or Section 2.13 or asserts, pursuant to Section 2.11(d), that it is unlawful for such Lender Party to make Eurodollar Rate Advances, fails to approve a requested waiver or amendment which requires the approval of such Lender to become effective but is otherwise approved by the Required Lenders or becomes a Defaulting Lender then (subject to such Lender Party’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, upon 20 days’ prior written notice to such Lender Party and the Administrative Agent, elect to cause such Lender Party to assign its Advances and Commitments in full to one or more Persons selected by the Borrower so long as (i) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, (ii) such Lender Party receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest and Letter of Credit Fees thereon and all other amounts due and payable to such Lender Party as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.11, 2.13 and 10.04) and (iii) each such assignee agrees to accept such assignment and to assume all obligations of such Lender Party hereunder in accordance with Section 10.07.

(f) The Borrower shall pay to each Lender Party, as long as such Lender Party shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Advance equal to the actual costs of such reserves allocated to such Advance by such Lender Party (as determined by such Lender Party in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Advance, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender Party. If a Lender Party fails to give notice 10 days prior to the relevant due date of any interest payment, such additional interest shall be due and payable 10 days from receipt of such notice.

SECTION 2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.16), not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 10.07(d), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees (including Letter of Credit Fees) and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation.

(e) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lender Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii) second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Bank and the Swing Line Bank (solely in their respective capacities as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Bank and the Swing Line Bank on such date;

(iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 10.04 hereof, Section 20 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iv) fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.11 and 2.13 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(v) fifth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.09(a) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

(vi) sixth, to the payment of all of the accrued and unpaid interest on the Obligations that is due and payable on such date, ratably based upon the respective aggregate amounts of such interest; and

(vii) seventh, to the payment of the principal and other amounts of all of the outstanding Obligations that is due and payable on such date, ratably based upon the respective aggregate amounts of all such principal and other amounts.

(f) If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s Pro Rata Share of the sum of (i) the aggregate principal amount of all Advances outstanding at such time and (ii) the aggregate Available Amount of all Letters of Credit outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party, and, in the case of the Term Facility, for application to such principal repayment installments thereof, as the Administrative Agent shall direct.

SECTION 2.13. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender Party or the Administrative Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.12 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, withholdings or other similar amounts imposed by any Governmental Authority (together with any interest, additions to tax or penalties applicable thereto, “Taxes”). If, however, any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or any Agent, (i) to the extent such Tax is an Indemnified Tax, the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Indemnified Taxes and Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) required to be paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate to the amount of such payment or liability delivered to such Loan Parties by such Lender Party or such Agent shall be conclusive absent manifest error. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 7.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. For purposes of subsections (d) and (e) of this Section 2.13, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

(e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Assumption pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document.

(f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a Change in Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Indemnified Taxes imposed by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall (at the Lender Party’s expense) take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g) If the Administrative Agent or any Lender Party determines in its sole discretion that it has received a refund of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.13 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or Lender Party (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender Party in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or Lender Party agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any interest imposed by the relevant Governmental Authority) to the Administrative Agent or Lender Party in the event such Administrative Agent or Lender Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or Lender Party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

(h) If the Administrative Agent or any Lender Party determines in its sole discretion that any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.13 was incorrectly assessed or not due under applicable Law, it shall promptly notify the Borrower and, upon request of the Borrower and at the expense of Borrower, such Administrative Agent or Lender Party shall in good faith challenge the imposition of such tax, unless such challenge would have a material adverse effect on the Administrative Agent or such Lender Party.

SECTION 2.14. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 10.07 (a) on account of Obligations due and payable to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other

Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; and provided further that, so long as the Advances shall not have become due and payable pursuant to Section 7.01, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Loan Parties agree that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.

SECTION 2.15. Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (a) for working capital, capital expenditures and general corporate purposes, including the financing, in whole or in part, of Permitted Acquisitions and (b) in the case of the Term Advances, to finance in part the Merger and to refinance all amounts outstanding under the Existing Credit Agreements and other Existing Indebtedness (other than Surviving Indebtedness), in each case, not in contravention of any Law or of any Loan Document and to pay fees and expenses incurred in connection with the Transactions.

SECTION 2.16. Defaulting Lender. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender Party becomes a Defaulting Lender, then, until such time as such Lender Party is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such

Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swing Line Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17; sixth, to the payment of any amounts owing to any Lender Party as a result of any judgment of a court of competent jurisdiction obtained by any Lender Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in L/C Obligations and Swing Line Advances are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender Party irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17.

(C) With respect to any Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below and (y) pay to each Issuing Bank and Swing Line Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swing Line Bank’s Fronting Exposure to such Defaulting Lender.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Borrowings in an amount equal to the Swing Line Banks’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.17.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Bank and each Issuing Bank agree in writing that a Lender Party is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender Party will, to the extent applicable, purchase at par that portion of outstanding Commitments of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held pro rata by the Lender Parties in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender Party was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender Party will constitute a waiver or release of any claim of any party hereunder arising from that Lender Party’s having been a Defaulting Lender.

(c) New Swing Line Advances/Letters of Credit. So long as any Lender Party is a Defaulting Lender, (i) the Swing Line Bank shall not be required to fund any Swing Line Advances unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Advance and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.17. Cash Collateral. At any time that there shall exist a Defaulting Lender, if, after giving effect to reallocation of such Defaulting Lender’s participation in L/C Obligations and Swing Line Advances pursuant to Section 2.16(a)(iv), there shall exist any remaining Fronting Exposure with respect to such Defaulting Lender, the Borrower shall Cash Collateralize such Fronting Exposure in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.17 or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of each Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to Section 2.16 or this Section 2.17 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender Party), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.16 the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.18. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Revolving Credit Note or a Term Note, as applicable, in substantially the form of Exhibits A-1 and A-2 hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment and the Term Advances, respectively, of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 10.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.19. Incremental Term Facilities. (a) The Borrower may, at any time and from time to time after the Closing Date and prior to the Term Facility Maturity Date, by notice to the Administrative Agent, request (x) the addition of one or more new term loan facilities or an increase in the Term Commitments (each of such commitment increases and any such new term loan facility being an “Incremental Term Facility” and the commitment of any lender with respect to any Incremental Term Facility being an “Incremental Term Commitment”) to be effective as of a date (the “Increase Date”) specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of all Incremental Term Commitments exceed $400,000,000; (ii) each Incremental Term Facility shall be in an amount not less than $25,000,000; (iii) no more than 4 such requests may be made pursuant to this Section 2.19 in respect of the Incremental Term Facilities; (iv) on the date of any request by the Borrower for an Incremental Term Commitment and on the related Increase Date, the applicable conditions set forth in Section 3.02 and in clause (d) of this Section 2.19 shall be satisfied; (v) after giving effect to the incurrence of any Incremental Term Facility, the Borrower shall be in Pro Forma compliance with all financial covenants set forth in Section 6.11; (vi) any Incremental Term Facility shall have a final maturity date no earlier than the Term Facility Maturity Date and the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term Facility; (vii) any Incremental Term Facility shall bear interest at a rate per annum as determined by the Borrower and the lenders under such Incremental Term Facility; provided that in the event that the Applicable Margin for any Advances under any Incremental Term Facility is more than 50 basis points greater than the Applicable Margin for the Term Advances, then the Applicable Margin for the Term Advances shall be increased to the extent necessary so that the Applicable Margin for any Advances under the Incremental Term Facility is no more than 50 basis points greater than the Applicable Margin for the Term Advances; provided further that in determining the Applicable Margin applicable to the Term Advances, and any Advances under the Incremental Term Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to the Lead Arranger (or its affiliates) or to one or more arrangers (or their affiliates) of such loans shall be excluded and (z) no Eurocurrency Rate or Base Rate “floors” applicable to any Advances under any Incremental Term Facility shall be higher than the Eurocurrency Rate or Base Rate “floors” applicable to the Term Advances; (viii) the Term Lenders shall initially have the right, but not the obligation, to commit to up to their pro rata portion of any Incremental Term Facility; (ix) each Incremental Facility may be secured by either a pari passu or junior lien on the Collateral securing the Facilities in each case on terms satisfactory to the Administrative Agent; (x) to the extent the terms and documentation of any Incremental Term Facility are not consistent with the Facilities (except to the extent permitted by clause (vi) or (vii) above), they shall be reasonably satisfactory to the Administrative Agent; and (xi) the Loan Documents may be amended by the Administrative Agent, the Loan Parties and the Term Lenders providing an Incremental Term Facility, to the extent necessary to evidence such Incremental Term Facility consistent with this Section 2.19(a), without the consent of any other Lender Party.

(b) The Administrative Agent shall promptly notify the Term Lenders of a request by the Borrower for an Incremental Term Facility, which notice shall include (i) the proposed amount of such requested Incremental Term Commitment, (ii) the proposed Increase Date and (iii) the date by which the relevant Lenders wishing to participate in the Incremental Term Commitment must commit to an increase in the amount of their respective Commitments (which shall in no event be less than ten Business Days from the date of delivery of such notice to the relevant Lenders) (the “Incremental Term Commitment Date”). Each relevant Lender that is willing to participate in the requested Incremental Commitment (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Incremental Term Commitment Date of the amount by which it is willing to commit to the Incremental Term Facility. Any Lender not responding within such time period shall be deemed to have declined to participate in the requested Incremental Term Commitment. If the relevant

Lenders notify the Administrative Agent that they are willing to participate in an Incremental Commitment by an aggregate amount that exceeds the amount of the requested Incremental Commitment, the requested Incremental Term Commitment shall be allocated among the relevant Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Administrative Agent.

(c) Promptly following the applicable Incremental Term Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the relevant Lenders are willing to participate in the requested Incremental Term Commitment. If the aggregate amount by which the Lenders are willing to participate in the requested Incremental Term Commitment on any such Incremental Term Commitment Date is less than the requested Incremental Term Commitment, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Incremental Term Commitment that has not been committed to by the relevant Lenders as of the Incremental Term Commitment Date; provided, however, that (i) the Commitment of each such Eligible Assignee shall be in an amount equal to at least $1,000,000 and (ii) each such Eligible Assignee shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed).

(d) On the applicable Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Incremental Term Commitment in accordance with Section 2.19(c) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender Party to this Agreement as of the applicable Increase Date and the Commitment of each Increasing Lender for such Incremental Term Commitment shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.19(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before the Increase Date the following, each dated such date:

(i) certified copies of resolutions of the board of directors of the Borrower approving the applicable Incremental Commitment and the corresponding modifications to this Agreement;

(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each a “Commitment Assumption Agreement”), duly executed by such Eligible Assignee, the Administrative Agent and each Borrower; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent.

On the applicable Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.19(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier or telex, of the occurrence of the applicable Incremental Commitment to be effected on the related Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. On the applicable Increase Date, the Advances under any Incremental Term Facility that is to become part of an outstanding Facility shall bear interest at the Eurodollar Rates and for the remainder of the Interest Periods that are then applicable to such outstanding Facility in order to ensure that each Lender under such Facility, after giving effect to the Incremental Term Commitments, is entitled to a ratable share of all interest payments due under such Facility on the same dates.

SECTION 2.20. Extension of Termination Date in Respect of Term Facility. (a) The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not later than 45 days prior to the Term Facility Maturity Date then in effect hereunder (the “Existing Termination Date”), request that each Term Lender extend such Lender’s Termination Date in respect of the Term Facility to a later date (the “Extended Termination Date”).

(b) Each Term Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 35 days prior to the Existing Termination Date, advise the Administrative Agent whether or not such Term Lender agrees to such extension; each Term Lender that determines not to so extend its Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Term Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Term Lender to agree to such extension shall not obligate any other Term Lender to so agree.

(c) The Administrative Agent shall notify the Borrower of each Term Lender’s determination under this Section no later than the date 30 days prior to the Existing Termination Date (or, if such date is not a Business Day, on the next preceding Business Day). In connection with any extension of the Term Facility Maturity Date, this Agreement and the other Loan Documents may be amended in a writing executed and delivered by the Borrower, the Administrative Agent, the Extending Lenders and the New Extending Lenders (without any further consent of Required Lenders that would otherwise be required under Section 10.01) to reflect any changes necessary to give effect to such extension in accordance with its terms as set forth herein, which may include the addition of the Term Advances of the Extending Lenders and the New Extending Lenders as a separate facility and the inclusion of any such separate facility in the provisions relating to mandatory prepayments set forth in Section 2.07(b) and to sharing set forth in Section 2.14 in a manner consistent with the treatment hereunder of the Term Facility; provided that, notwithstanding anything to the contrary in this Section 2.20 or otherwise, no Term Advances for which the Term Facility Maturity Date shall have been extended may be optionally prepaid prior to the date on which the non-extended Term Advances are repaid in full.

(d) The Borrower shall have the right to replace each Non-Extending Lender with, and add as “Term Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, a “New Extending Lender”) as provided in Section 10.07; provided that each of such New Extending Lenders shall enter into an Assignment and Assumption pursuant to which such New Extending Lender shall, effective as of the Existing Termination Date, purchase a Term Advance at par (and, if any such New Extending Lender is already a Term Lender, such Term Advance shall be in addition to any other Term Advance of such Lender hereunder on such date).

(e) Effective as of the Existing Termination Date, the Term Facility Maturity Date in respect of each of the Term Lenders that have agreed so to extend their Term Facility Maturity Date (each, an “Extending Lender”) and of each New Extending Lender shall be extended to the Extended Termination Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each New Extending Lender shall thereupon become a “Term Lender” for all purposes of this Agreement.

(f) Notwithstanding the foregoing, no extension of the Term Facility Maturity Date with respect to any Term Lender shall become effective under this Section 2.20 unless (i) on the Existing Termination Date, the conditions set forth in Section 3.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated the Existing Termination Date and executed by a Responsible Officer of the Borrower, (ii) all reasonable fees and expenses owing to the Administrative Agent, the Extending Lenders and the New Extending Lenders shall have been paid, (iii) no Default has occurred and is continuing or would result therefrom and (iv) the Administrative Agent shall have received (with sufficient copies for each of such Extending Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and substantially consistent with those delivered on the Closing Date under Section 3.01.

(g) This Section shall supersede any provisions in Section 2.14 or 10.01 to the contrary.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND OF LENDING AND ISSUANCES OF

LETTERS OF CREDIT

SECTION 3.01. Conditions of Initial Extension of Credit. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Closing Date”) on which the following conditions precedent have been satisfied (and the obligation of each Lender to make an Advance or of any Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of such conditions precedent before or concurrently with the Closing Date):

(a) The Administrative Agent shall have received the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) Executed counterparts of this Agreement.

(ii) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.18.

(iii) A security agreement in substantially the form of Exhibit D hereto (the “Security Agreement”), duly executed by each Loan Party, together with:

(A) certificates representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, indorsed in blank,

(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the Closing Date, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) the Intellectual Property Security Agreement duly executed by each Loan Party,

(E) evidence of the insurance required by the terms of the Security Agreement,

(F) with respect to any Material Account, a Deposit Account Control Agreement referred to in the Security Agreement, duly executed by the applicable Loan Parties and each Pledged Account Bank referred to in the Security Agreement,

(G) with respect to any Material Account, a Securities Account Control Agreement referred to in the Security Agreement, duly executed by the applicable Loan Party and the applicable securities intermediary, and

(H) evidence that all other action that the Administrative Agent may deem necessary in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements);

provided that it being understood that to the extent any Lien search or Collateral (including the creation or perfection of any security interest and the delivery of Deposit Account Control Agreements and Securities Account Control Agreements referred to in clauses (F) and (G) above) is not or cannot be provided on the Closing Date (other than (i) Uniform Commercial Code Lien searches in the jurisdiction of formation of the Loan Parties, (ii) the pledge and perfection of Collateral with respect to which a Lien may be perfected solely by the filing of financing statements under the Uniform Commercial Code, and (iii) the pledge and perfection of security interests in the Equity Interests of the Borrower’s Domestic Subsidiaries by the delivery of stock certificates and stock powers) after the Loan Parties’ use of commercially reasonable efforts to do so or without undue burden or expense, then the provision of any such Lien search and/or Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but may instead be provided within ninety (90) days after the Closing Date, subject to such extensions as may be agreed in its sole discretion by the Administrative Agent.

(iv) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the Transactions and each Transactions Document to which it is or is to be a party and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transactions and each Transactions Document to which it is or is to be a party.

(v) A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party, dated reasonably near the Closing Date certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office, (2) where applicable, such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation.

(vi) A certificate of each Loan Party signed on behalf of such Loan Party by its Responsible Officer, dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(v), (B) a true and correct copy of the bylaws and other Organization Documents of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iv) were adopted and on the Closing Date and (C) the due incorporation and good standing or valid existence of such Loan Party as a corporation organized under the laws of the jurisdiction of its incorporation and the absence of any proceeding for the dissolution or liquidation of such Loan Party.

(vii) A certificate of each Loan Party signed on behalf of such Loan Party by its Responsible Officer, certifying the names and true signatures of the officers of such Loan Party authorized to sign each Transactions Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(viii) A certificate, in substantially the form of Exhibit G, attesting to the Solvency of the Borrower and its Subsidiaries, taken as a whole, after giving effect to the Transactions, from the Chief Financial Officer of the Borrower.

(ix) (A) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Company for fiscal year of 2010, (B) unaudited consolidated balance sheets and related statements of income and cash flows of each of the Borrower and the Company for each fiscal quarter of the fiscal year of 2011 (ending prior to October 10, 2011), for the period from the beginning of the fiscal year of 2011 to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year, (C) to the extent prepared by the Company or the Borrower, unaudited consolidated and consolidating balance sheets and related statements of income of each of the Borrower and the Company for each 2011 fiscal month (ending prior to October 11, 2011), (D) a Pro Forma consolidated and consolidating balance sheet and related statements of income and cash flows for the Borrower and Pro Forma levels of EBITDA for the last fiscal year covered by the audited financial statements described in clause (A) above and for the last twelve-month period ended with the latest period covered by the unaudited financial statements required by clause (B) above, in each case after giving effect to the Transactions, (E) forecasts of the financial performance of the Borrower and its Subsidiaries on a combined consolidated basis (x) on an annual basis, through December 31, 2016 and (y) on a quarterly basis, through December 31, 2012, and (F) (x) not later than (1) with respect to the Company within one business day of such becoming available, and in any event not later than 30 days following the end of a fiscal quarter, unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter ended subsequent to October 10, 2011 and prior to the Closing Date and (2) with respect to the Borrower, when required to be delivered to the SEC, unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower for each fiscal quarter ended subsequent to October 10, 2011 and prior to the Closing Date and (y) within one business day of such becoming available, (1) to the extent prepared by the Company, unaudited consolidated balance sheets and related statements of income of the Company for each fiscal month ended subsequent to October 10, 2011 and prior to the Closing Date, and (2) to the extent prepared by the Borrower, unaudited consolidated balance sheets and related statements of income of the Borrower for each fiscal month ended subsequent to October 10, 2011. The financial statements referred to in clauses (A), (B), (C) and (F) shall be prepared in accordance with accounting principles generally accepted in the United States.

(x) A favorable opinion of Gibson, Dunn & Crutcher LLP, counsel for the Loan Parties, reasonably satisfactory to the Administrative Agent.

(xi) [reserved]

(xii) A certificate of each Loan Party signed on behalf of such Loan Party by its Responsible Officer, certifying that the conditions set forth in Sections 3.01(b), (d), (e), (g) and (h) are satisfied.

(b) Immediately following the Transactions, neither the Borrower or any of its Subsidiaries shall have any funded Indebtedness or Preferred Interests other than the Indebtedness permitted under Section 6.03.

(c) The Administrative Agent shall have received reasonably satisfactory evidence (i) that the loans outstanding under the Existing Credit Agreements have been, or concurrently with the Closing Date are being, repaid in full and such Existing Credit Agreements have been, or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreements have been or concurrently with the Closing Date are being released and (ii) of repayment of all other

Existing Indebtedness (other than Surviving Indebtedness) and the discharge (or the making of arrangements for discharge) of all Liens in respect of such Indebtedness,

(d) There has not occurred (i) a material adverse change in the business, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, since December 31, 2010 or (ii) since October 10, 2011, any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) All material Governmental Authorizations and third party consents and approvals necessary in connection with the Loan Documents shall have been obtained and shall remain in effect; and all applicable waiting periods in connection with the Transactions shall have expired or been terminated.

(f) All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation payable to the Administrative Agent, the Lead Arranger and the Lenders on or prior to the Closing Date shall have been paid or shall be paid concurrently with the Closing Date.

(g) The Merger and the other Transactions shall be consummated prior to or substantially concurrently with the making of the Initial Extension of Credit on the Closing Date in accordance with the Merger Agreement in the form of the executed version thereof dated as of October 10, 2011 that have been approved by the Administrative Agent and Lead Arranger (collectively, the “Merger Documents”), without any waiver or amendment thereof or any consent thereunder that are, in any case, materially adverse to the Lenders without the reasonable consent of the Lead Arranger (not to be unreasonably withheld, delayed or denied).

(h) Except for any Default resulting from a breach of any representation or warranty (other than the representations and warranties set forth in Section 4.18), no Default has occurred and is continuing or would result from the Initial Extension of Credit.

(i) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, that the Administrative Agent has requested in writing at least five Business Days prior to the Closing Date.

SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance After the Closing Date. After the Closing Date, the obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.04 and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing, and the obligation of each Issuing Bank to issue a Letter of Credit and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such

Borrowing or issuance the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance such statements are true):

(i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date, except (x) to the extent any representation and warranty is itself subject to a “materiality” or “Material Adverse Effect” standard, in which case such representation and warranty shall be true and correct on and as of the date of such Credit Extension in all respects, (y) to the extent any such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent any of such representations and warranties is itself subject to a “materiality” or “Material Adverse Effect” standard, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date and (z) that for purposes of this Section 3.02, the representations and warranties contained in Sections 4.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.01(a) and (b), respectively; and

(ii) no Default has occurred and is continuing or would result from such Borrowing or issuance or from the application of the proceeds therefrom.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Closing Date specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lender Parties that:

SECTION 4.01. Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all corporate or similar requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.02. Authorization; No Contravention. The Transactions have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in clauses (b)(i) and (b)(ii) to the extent that such conflict, breach or violation would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.03. Governmental Authorization, Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the Transactions except for those approvals, consents, exemptions, authorizations or other actions which have already been obtained, taken, given or made and are in full force and effect and those approvals, consents, exemptions, authorizations, or other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable Bankruptcy Laws, laws affecting the rights of creditors generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.05. Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements have been delivered to the Administrative Agent under Section 3.01(a)(ix) and (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated September 30, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date have been delivered to the Administrative Agent under Section 3.01(a)(ix) and (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) The audited financial statements of the Company and its Subsidiaries for the fiscal year of 2010 have been delivered to the Administrative Agent under Section 3.01(a)(ix) and (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including, to the extent required by GAAP, liabilities for taxes, material commitments and Indebtedness.

(d) The unaudited consolidated balance sheets of the Company and its Subsidiaries dated September 30, 2011, and the related consolidated statements of income and cash flows for the fiscal quarter ended on that date have been delivered to the Administrative Agent under Section 3.01(a)(ix) and (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(e) The pro forma consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at December 31, 2010 and as at September 30, 2011, and the related consolidated and consolidating pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year of 2010 or for the nine months then ended, as applicable, have been delivered to the Administrative Agent under Section 3.01(a)(ix) and present a good faith estimate of the consolidated and consolidating pro forma financial condition of the Borrower and its Subsidiaries as at each such date and the consolidated and consolidating pro forma results of operations of the Borrower and its Subsidiaries for the periods ended on such respective dates, in each case giving effect to the Transactions.

(f) The financial forecasts of the Borrower and its Subsidiaries delivered to the Administrative Agent pursuant to Section 3.01(a)(ix) were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies and that no assurance can be given that any particular projections will be realized).

(g) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 4.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 4.07. Ownership of Property; Liens. As of the Closing Date and subject to the Liens set forth in Schedule 6.01, each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, and the property of the Borrower and its Subsidiaries is subject to no Liens, in each case other than Liens permitted by Section 6.01. Set forth on Schedule 4.07 is a complete and accurate list of all Material Real Properties of each Loan Party as of the date hereof, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof. The total assets of Webmetrics, Inc., a California corporation, as determined in accordance with GAAP, is less than $10,000,000.

SECTION 4.08. Environmental Compliance. There are no pending, or to the Borrower’s knowledge, threatened claims alleging potential liability or responsibility for violation of any Environmental Law in connection with the businesses, operations and properties of the Borrower and its Subsidiaries, or except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.09. Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no tax assessment proposed in writing against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

SECTION 4.10. ERISA Compliance. (a) Except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event that has resulted or would reasonably be expected to result in a Material Adverse Effect has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability hat would reasonably be expected to result in a Material Adverse Effect; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that has resulted or would reasonably be expected to result in a Material Adverse Effect; (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

SECTION 4.11. Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 4.11 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 4.11.

SECTION 4.12. Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 6.01 or Section 6.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 7.01(e) will be Margin Stock.

(b) None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 4.13. Disclosure. None of the representations or warranties made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made and none of the written statements contained in the Information Memorandum or any exhibit, report, statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents, considering each of the foregoing in the context in which it was made and together with all other representations, warranties and written statements theretofore furnished by such Loan Party to the Administrative Agent and the Lender Parties in connection with the Loan Documents and in the context of all publicly available information concerning the Loan Parties, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make such representation, warranty or written statement, in light of the circumstances under which it is made, not misleading as of the time when made or delivered; provided that the Borrower’s representation and warranty as to any forecast, projection or other statement regarding future performance, future financial results or other future development is limited to the fact that such forecast, projection or statement was prepared in good faith on the basis of information and assumptions that the Borrower believed to be reasonable as of the date such material was prepared (it being understood that the projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized).

SECTION 4.14. Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.15. Solvency. As of the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries, taken as a whole, are Solvent.

SECTION 4.16. Collateral Documents. Subject to the proviso to Section 3.01(a)(iii), all filings and other actions necessary to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority (subject to Liens permitted under Section 6.01) security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary to perfect and protect such security interest have been duly taken.

SECTION 4.17. Patriot Act. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and each Guarantor is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act. Except as would not reasonably be expected to have a Material Adverse Effect, no part of the proceeds of the Advances will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 4.18. Closing Date Representations and Warranties. As of the Closing Date, the representations made by or with respect to the Company and its subsidiaries in the Merger Agreement that are material to the interests of the Lenders (but only to the extent that the Borrower or any of its applicable affiliates has the right (determined without regard to any notice requirement) to terminate its (or its affiliate’s) obligations (or to refuse to consummate the Merger) under the Merger Agreement as a result of a breach of such representations), and the representations and warranties set forth in Sections 4.01(a), 4.01(b)(ii), 4.02(a), 4.04, 4.12, 4.15, 4.16 and 4.17 of this Agreement, are correct in all material respects on and as of the Closing

Date and after giving effect to the Initial Extension of Credit, as though made on and as of such date, except (x) to the extent any such representation and warranty is itself subject to a “materiality” or “Material Adverse Effect” standard, in which case such representation and warranty shall be true and correct on and as of the date of such Credit Extension in all respects and (y) to the extent any such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent any of such representations and warranties is itself subject to a “materiality” or “Material Adverse Effect” standard, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than contingent indemnification obligations (including costs and expenses related thereto) not then payable for which no claim has been asserted), any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will, and (except with respect to Sections 5.01, 5.02(a), 5.02(b), 5.02(c) and 5.14) will cause its Subsidiaries to:

SECTION 5.01. Financial Statements. Deliver to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2011), (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and (ii) accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that it shall not be a violation of this clause (ii) if the opinion accompanying the financial statements for the applicable fiscal year is subject to a “going concern” or like qualification solely as a result of the fact that any of the Facilities under this Agreement is scheduled to mature within 365 days of the end of such fiscal year;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2012), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a consolidated budget in reasonable detail for the following fiscal year (including a projected consolidated balance sheet and consolidated statements of projected income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget).

As to any information contained in materials furnished pursuant to Section 5.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

SECTION 5.02. Certificates; Other Information. Deliver to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports or management letters submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the receipt thereof, copies of any written notice or correspondence received from the FCC stating that a Loan Party is not in compliance with the terms of the FCC Order; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.01(a) or (b) or Section 5.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval system (or any successor system); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.03. Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section 5.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 5.04. Payment of Tax Obligations. Pay and discharge all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (b) the nonpayment of such liabilities, assessments and governmental charges or levies would not be reasonably expected to result in a Material Adverse Effect.

SECTION 5.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.04 or 6.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and material equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where, in each case, the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

SECTION 5.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (or, with respect to Foreign Subsidiaries, the applicable foreign equivalent thereof) consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be, except, in each case, where the failure to so maintain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent (and, after an Event of Default, each Lender Party) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that unless an Event of Default shall have occurred and be continuing, such visits by the Administrative Agent shall occur no more frequently than twice during any fiscal year of the Borrower and only one such visit per fiscal year shall be at the expense of the Borrower; and provided, further, that when an Event of Default exists the Administrative Agent or any Lender Party (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours with reasonable advance notice.

SECTION 5.11. Use of Proceeds. Use the proceeds of the Advances and issuances of the Letters of Credit solely for the purposes set forth in Section 2.15.

SECTION 5.12. Additional Guarantors and Security. Upon (x) the request of the Collateral Agent following the occurrence and during the continuance of a Default, (y) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party or (z) the acquisition of any Material Real Property or material intellectual property (other than any property excluded from the Collateral pursuant to Section 2(b) of the Security Agreement) by any Loan Party, and such Material Real Property or such non-excluded material intellectual property, in the judgment of the Collateral Agent, shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrower’s expense:

(a) in connection with the formation or acquisition of a Subsidiary that is not an Immaterial Subsidiary, CFC or US Holdco, or owned by a CFC or US Holdco, within 45 days after such formation or acquisition, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(b) within 10 days after (i) such request, furnish to the Collateral Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Collateral Agent and (ii) such formation or acquisition, furnish to the Collateral Agent a description of the real and personal properties of such Subsidiary or the real and personal properties so acquired, in each case in detail satisfactory to the Collateral Agent,

(c) within 60 days after (i) such request or acquisition of Material Real Property or other material property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to the Collateral Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties, including, without limitation, if any Material Real Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”), (A) Borrower’s written acknowledgment of receipt of written notification from the Collateral Agent as to the fact that such Material Real Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (B) copies of the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Collateral Agent and naming the Collateral Agent as sole loss payee on behalf of the Lenders and (ii) such formation or acquisition of any new Subsidiary, duly execute and deliver and cause such Subsidiary and each Loan Party acquiring Equity Interests in such Subsidiary to duly execute and deliver to the Collateral Agent mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to, the Collateral Agent, securing payment of all of the obligations of such Subsidiary or Loan Party, respectively, under the Loan Documents; provided that (x) the stock of any Subsidiary held by a CFC or US Holdco shall not be required to be pledged and (y) if such new property is Equity Interests in a CFC or US Holdco, no more than 65% of the voting Equity Interests in such CFC or US Holdco shall be pledged in favor of the Secured Parties,

(d) within 45 days after such request, formation or acquisition, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or US Holdco, or owned by a CFC or US Holdco) to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.12, enforceable against all third parties in accordance with their terms,

(e) within 45 days after such request, formation or acquisition, deliver to the Collateral Agent documents of the types referred to in Section 3.01(a)(iv) through (vii) and, if requested by the Administrative Agent, opinions of counsel reasonably acceptable to the Administrative Agent,

(f) as promptly as practicable after such request, formation or acquisition, deliver, upon the request of the Collateral Agent in its reasonable discretion (taking into account the expense of obtaining same), to the Collateral Agent with respect to each Material Real Property owned by each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or US Holdco, or owned by a CFC or US Holdco) title reports and surveys, each in scope, form and substance reasonably satisfactory to the Collateral Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such Material Real Property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent, and

(g) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or US Holdco, or owned by a CFC or US Holdco) to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or US Holdco, or owned by a CFC or US Holdco) to take, all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements;

provided that notwithstanding any other provision of any Loan Document, unless the cost of procuring the same is not excessive in relation to the value thereof to the Secured Parties, no Loan Party shall be required to deliver any supplemental Loan Document that is governed by any law other than the laws of the United States or any political division of any thereof.

SECTION 5.13. Further Assurances. (a) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, (b) promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents, and (c) provide timely written notice to all applicable parties to the extent required under the Contractor Services Agreements with respect to the granting of the Secured Parties’ Liens on the Loan Parties’ rights in the monies payable under the Contractor Services Agreements pursuant to the Collateral Documents.

SECTION 5.14. Ratings. Exercise commercially reasonable efforts to maintain with each of Moody’s and S&P public ratings for the Facilities and corporate family rating or corporate credit rating of the Borrower.

SECTION 5.15. Post-Closing.

(a) To the extent AMACAI Information Corporation is a party to any of the Loan Documents, within 10 Business Days after the Closing Date (if not completed on or prior to the Closing Date), deliver to the Administrative Agent satisfactory evidence that the second paragraph of Section 8 of such Person’s certificate of incorporation, as in effect prior to the Closing Date, has been removed.

(b) Within 90 days after the Closing Date, subject to such extensions as may be agreed in its sole discretion by the Administrative Agent, complete any action required to be taken during such period pursuant to the proviso to Section 3.01(a)(iii).

ARTICLE

VI NEGATIVE COVENANTS

So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than contingent indemnification obligations (including costs and expenses related thereto) not then payable for which no claim has been asserted), any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will not, and will not permit any of its Subsidiaries to, at any time:

SECTION 6.01. Liens, Etc. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 6.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not increased, (ii) the amount secured or benefited thereby is not increased, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with the refinancing thereof and by an amount equal to any existing commitments unutilized thereunder;

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance bonds and other obligations of a like nature (including obligations imposed by the applicable laws of foreign jurisdictions (exclusive of obligations for the payment of borrowed money)) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, municipal, building and zoning ordinances and other similar encumbrances affecting real property which, in the aggregate, do not materially interfere with the conduct of the business of the Borrower and its Subsidiaries;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(g) or securing appeal or surety bonds related to such judgments;

(i) Liens securing Indebtedness permitted under Section 6.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and proceeds thereof and (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition;

(j) (i) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that (x) such merger, consolidation or becoming a Subsidiary is otherwise permitted under the Loan Documents and (y) such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary; and (ii) Liens on property of a Person existing at the time such property is purchased by the Borrower or any Subsidiary of the Borrower in a transaction constituting a Permitted Acquisition permitted hereunder; provided, that such Liens were not created in contemplation of such Permitted Acquisition;

(k) Liens arising solely by virtue of any consensual agreement or statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(l) leases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purposes;

(m) restrictions on transfers of securities imposed by applicable securities laws;

(n) licenses of intellectual property so long as any such license, individually or in the aggregate with all such licenses, does not materially impair the business of the Borrower and its Subsidiaries taken as a whole as currently conducted;

(o) Liens securing reimbursement obligations in respect of documentary letters of credit or bankers acceptances in the ordinary course of business, provided that such Liens attach only to the documents and goods covered thereby and the proceeds thereof;

(p) Liens arising in connection with the filing of Uniform Commercial Code (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or the consignment of goods;

(q) Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(r) Liens on the assets of Foreign Subsidiaries with respect to Indebtedness permitted by Section 6.03(l); and

(s) other Liens securing Indebtedness or other obligations otherwise permitted hereunder, provided the outstanding principal amount of any such Indebtedness and the amount of such obligations, in the aggregate, do not exceed at any time the greater of (i) $25,000,000 and (ii) 3.0% of the Consolidated Total Assets (measured solely at the time any such principal amount or amount is increased or any such Lien is created, it being understood that a subsequent change in the Consolidated Total Assets shall not change the amount permitted under this clause (ii)) of the Borrower and its Subsidiaries.

SECTION 6.02. Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of Liquid Assets;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $2,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments of the Borrower in any Guarantor and Investments of any Subsidiary in the Borrower or in a Guarantor;

(d) (1) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and (2) Investments received in satisfaction of judgments or pursuant to any plan or reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or account debtors;

(e) Guarantees permitted by Section 6.03 that is made (i) by the Borrower or any Guarantor guaranteeing Indebtedness incurred by the Borrower or any Guarantor or (ii) by any Subsidiary that is not a Guarantor;

(f) Permitted Acquisitions;

(g) Investments in Foreign Subsidiaries; provided, that the aggregate outstanding amount of Investments made pursuant to this clause (g) shall not, measured solely at the time each such Investment is made, exceed the greater of (i) $25,000,000 and (ii) 3.0% of the Consolidated Total Assets of the Borrower and its Subsidiaries at such time (it being understood that a subsequent change in the Consolidated Total Assets of the Borrower and its Subsidiaries shall not change the amount permitted under this clause (ii));

(h) Investments made by the Borrower or a Guarantor in Immaterial Subsidiaries in an aggregate amount not to exceed $7,500,000 during any calendar year or Investments made by an Immaterial Subsidiary in another Immaterial Subsidiary;

(i) Investments made or received as a result of consideration received in connection with a Disposition by the Borrower or any of its Subsidiaries made in compliance with Section 6.05; provided, that in the event the aggregate consideration for any Disposition made pursuant to Section 6.05(a), (b), (d), (e), (g), (h), (i) or (l) exceeds $25,000,000, the non-cash consideration for such Disposition shall not exceed 50% of any such aggregate consideration;

(j) Investments existing as of the date hereof and set forth on Schedule 6.02 and any replacements, renewals or extensions of any such Investments; provided that the amount of any such Investment is not increased at the time of such replacement, renewal or extension of such Investment except by an amount equal to a reasonable premium or other reasonable amount paid in respect of the underlying obligations and fees and expenses reasonably incurred in connection with such replacement, renewal or extension; provided further that the terms relating to subordination (if any) and other material terms taken as a whole in respect of such replacement, renewed or extended Investment and of any agreement entered into and of any instrument issued in connection therewith, are not less favorable, taken as a whole, to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Investment being replaced, renewed or extended;

(k) Investments, payments or advances by the Borrower in respect of Swap Contracts permitted hereunder;

(l) Investments by the Borrower and its Subsidiaries in Persons that are not Subsidiaries; provided that the aggregate amount of Investments made pursuant to this clause (l) shall not exceed $50,000,000 at any time outstanding;

(m) Investments made or received by the Borrower or any of its Subsidiaries as a result of an “earn out” or other similar purchase price mechanism (such as a working capital adjustment) in connection with a Permitted Acquisition

(n) the Borrower may make other Investments in an aggregate amount that, when aggregated with the Restricted Payments made under Section 6.06(k), in each case during the period from the Closing Date to the latest Termination Date, shall not exceed $10,000,000;

(o) Investments made to the extent necessary to effect the NGM Reorganization;

(p) Investments arising in connection with the purchase and sale of marketable securities to facilitate the repatriation of earnings by Foreign Subsidiaries;

(q) Investments in respect of prepaid expenses, negotiable instruments held for collection or lease, utility, workers’ compensation, performance and similar deposits provided to third parties, in each case in the ordinary course of business;

(r) Investments made by the Borrower consisting of loans to officers, directors and employees which are used by such Persons to simultaneously purchase Equity Interests of the Borrower in connection with the exercise of warrants, options and similar instruments; and

(s) additional Investments not exceeding $10,000,000 in the aggregate outstanding at any time.

SECTION 6.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 6.03;

(c) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”

(e) Indebtedness in respect of Capital Lease Obligations, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 6.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $40,000,000, plus such additional amounts as required to be recorded in accordance with changes imposed subsequent to the Closing Date by GAAP to be recharacterized as a Capital Lease Obligation;

(f) Subordinated Debt of the Borrower or any Guarantor; provided, however, that (i) no Default exists or would result therefrom and (ii) on a Pro Forma Basis, the Borrower is in compliance with the covenants in Section 6.11;

(g) intercompany Indebtedness between the Borrower and any of its Subsidiaries or between Subsidiaries permitted by Section 6.02 that by its express terms is Subordinated Debt;

(h) (i) Indebtedness assumed by Borrower or any Subsidiary (whether by merger, operation of law or otherwise) in connection with a Permitted Acquisition that was not created in anticipation of such Permitted Acquisition and (ii) Indebtedness of any Person that becomes a Subsidiary pursuant to a Permitted Acquisition that is outstanding at the time such Permitted Acquisition is consummated and that was not created in anticipation of such Permitted Acquisition;

(i) any refinancings, refundings, renewals or extensions of Indebtedness permitted pursuant to Section 6.03(b) and (e); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) if the Indebtedness being refinanced, refunded, renewed or extended (the “Refinanced Indebtedness”) is subordinated in right of payment to the Obligations, the refinancing, refunding, renewing or extending Indebtedness (the “Refinancing Indebtedness”) shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness, (iii) no Refinancing Indebtedness shall have different obligors or greater guarantees or security than the Refinanced Indebtedness, (iv) if the Refinanced Indebtedness is secured by any collateral, the Refinancing Indebtedness may be secured by such collateral but only on terms no less favorable to the Loan Parties and Lenders than the terms on which such collateral secures such Refinanced Indebtedness and (v) the material terms, taken as a whole, of any such Refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Refinanced Indebtedness;

(j) Indebtedness payable to the Person, or the beneficial holders of Equity Interests in the Person, whose assets or Equity Interests are acquired in a Permitted Acquisition as consideration for such acquisition where such Indebtedness (i) is payable in full no sooner than two years from the date of such acquisition, (ii) is repayable in installments of no more than one-third of the initial amount in any year after the date of such Permitted Acquisition, and (iii) bears interest and fees that are consistent with then available market rates for such Indebtedness;

(k) “earn outs” or similar purchase price mechanisms (such as a working capital adjustment) contemplated by the definitive documentation in respect of Permitted Acquisitions to the extent constituting Indebtedness and calculated based on either (A) an evaluation of the amount as of a date on or about the acquisition closing date of the assets or property acquired in accordance with the procedures set forth therein or (B) the achievement of financial or other objective performance targets set forth therein after the consummation of such Permitted Acquisition;

(l) Indebtedness of the Borrower or any Subsidiary thereof incurred in respect of bank guarantees, letters of credit or similar instruments to support local regulatory, solvency, consumer requirements and tax disputes not to exceed $35,000,000 in the aggregate at any time outstanding;

(m) Indebtedness in respect of cash management obligations and netting services, cash pooling arrangements, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business, and any Guarantees thereof;

(n) Indebtedness of any Foreign Subsidiary, so long as the aggregate principal amount of Indebtedness at any time outstanding with respect to all Foreign Subsidiaries does not exceed $50,000,000; and

(o) additional Indebtedness in an aggregate principal amount not to exceed $75,000,000 at any time outstanding.

SECTION 6.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor;

(c) any Immaterial Subsidiary may merge with any other Immaterial Subsidiary and any Foreign Subsidiary may merge with any other Foreign Subsidiary;

(d) any Subsidiary may be merged, consolidated with or otherwise disposed of pursuant to a Disposition permitted by Section 6.05;

(e) any Immaterial Subsidiary may be dissolved or liquidated;

(f) the Transactions and the NGM Reorganization may be effected; and

(g) any Subsidiary may merge or consolidate with any Person pursuant to a Permitted Acquisition; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger or consolidation involving a Guarantor, the Person surviving such merger or consolidation shall be a Guarantor.

SECTION 6.05. Dispositions. Make any Disposition, except:

(a) Dispositions of excess, obsolete or worn out property, or property that, in the reasonable business judgment of the Borrower is no longer useful or economically practicable to maintain in the conduct of the business of the Borrower and its Subsidiaries taken as a whole, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) Dispositions permitted by Section 6.04;

(f) licenses of intellectual property so long as any such license, individually or in the aggregate with all such licenses, does not materially impair the business of the Borrower and its Subsidiaries taken as a whole as currently conducted;

(g) leases of real or personal property in the ordinary course of business;

(h) Dispositions of (i) Equity Interests of Immaterial Subsidiaries or Foreign Subsidiaries and (ii) business units of the Borrower or any Subsidiary; provided that the fair market value of the assets subject to any Disposition under this paragraph (h) shall not, taken together with the aggregate fair market value of all assets Disposed of during the term of this Agreement pursuant to this paragraph (h), as determined at the time each such asset was so Disposed of, exceed an amount equal to 10% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.01(a) or (b); provided, further, that any Disposition permitted by this paragraph (h) at the time consummated shall be deemed permitted at all times thereafter even if subsequent to the date such Disposition was consummated the amount of Consolidated Total Assets of the Borrower and its Subsidiaries has decreased;

(i) Dispositions of accounts receivable and other rights to payment for collection purposes in the ordinary course of business;

(j) Dispositions of property by any Subsidiary that is not a Loan Party to any Loan Party or any another Subsidiary that is not a Loan Party;

(k) Dispositions made to the extent necessary to effect the NGM Reorganization; and

(l) other Dispositions in an aggregate amount not to exceed in any fiscal year the greater of (i) $25,000,000 and (ii) 3.0% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of the end of the immediately preceding fiscal year (it being understood that a subsequent change in the Consolidated Total Assets of the Borrower and its Subsidiaries shall not change the amount permitted under this clause (ii));

provided, however, that (x) any Disposition pursuant to clauses (a), (b), (c), (f), (g), (h) and (k) shall be for fair market value and (y) with respect to any Disposition pursuant to clauses (b) and (h) for a consideration in excess of $5,000,000, at least 75% of such consideration shall be in cash.

SECTION 6.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) (i) each Subsidiary may make Restricted Payments to the Borrower and any Guarantor that owns an Equity Interest in such Subsidiary, (ii) so long as no Default shall have occurred and be continuing or would result therefrom, each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made, and (iii) for so long as such Subsidiary is a member of a group filing a consolidated, combined or unitary return with the Borrower, such Subsidiary may make Restricted Payments to the Borrower and any other holder of direct Equity Interests of such Subsidiary permitted hereunder in order to pay consolidated, combined or unitary federal, state or local taxes which payments by such Subsidiary are not in excess of the tax liabilities that would have been payable by such Subsidiary and its Subsidiaries on a stand-alone basis;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests or Indebtedness permitted pursuant to Section 6.03(f);

(d) each Immaterial Subsidiary may make Restricted Payments to any Loan Party or another Immaterial Subsidiary;

(e) the Borrower or any of its Subsidiaries may purchase (i) Equity Interests in any Loan Party or options with respect to Equity Interests in any Loan Party held by directors, employees or management of the Borrower or any of its Subsidiaries (or their estates or authorized representatives) in connection with the death, disability or termination of employment of any such directors, employees or management and (ii) Equity Interests in any Loan Party for the purpose of holding such Equity Interest for future issuance under an employee stock plan; provided that the aggregate amount of all such payments made under clauses (i) and (ii) after the Closing Date do not exceed $5,000,000;

(f) the Borrower may purchase shares of its capital stock in the event that one of its shareholders is or becomes a telecommunications service provider or an affiliate thereof (in each case as defined in the Borrower’s Restated Certificate of Incorporation) and is required to divest its shares in accordance with the terms of the Borrower’s Restated Certificate of Incorporation;

(g) so long as no Default shall have occurred and be continuing or would result therefrom, at any time the Borrower may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire for cash Equity Interests issued by it, in an amount not to exceed the Cumulative Retained Excess Cash Flow at such time; provided that on a Pro Forma Basis the Consolidated Leverage Ratio calculated as of the date of any such declaration (in the case of dividends) or the date of any such Restricted Payment (in the case of any other Restricted Payment) (including in the calculation thereof any Indebtedness incurred to finance any such Restricted Payment) does not exceed 2.25 to 1.00;

(h) so long as no Default shall have occurred and be continuing or would result therefrom, within 24 calendar months after the Closing Date, the Borrower may purchase, redeem or otherwise acquire for cash any Equity Interests issued by it; provided that the aggregate amount used for such Restricted Payments under this clause (h) shall not exceed $150,000,000;

(i) so long as no Default shall have occurred and be continuing or would result therefrom, during the Borrower’s fiscal year ending December 31, 2012, the Borrower may purchase, redeem or otherwise acquire for cash any Equity Interests issued by it; provided that the aggregate amount used for such Restricted Payments under this clause (i) shall not exceed $100,000,000;

(j) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make other Restricted Payments in an aggregate amount not to exceed $117,000,000 for the period from the Closing Date to the latest Termination Date;

(k) the Borrower may make other Restricted Payments in an aggregate amount that, when aggregated with the Investments made under Section 6.02(n), in each case during the period from the Closing Date to the latest Termination Date, shall not exceed $10,000,000;

(l) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower and any of its Subsidiaries may repurchase Equity Interests of a Subsidiary from any Person other than the Borrower and its Subsidiaries so long as the resulting Investment would otherwise be permitted under Section 6.02; and

(m) the Borrower may make Restricted Payments in connection with the simultaneous exercise by officers, directors and employees of warrants, options and similar instruments, and other Restricted Payments in connection with employee compensation plans.

SECTION 6.07. Change in the Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof (after giving effect to the Merger) or any business substantially related or incidental thereto or any reasonable extension thereof, as determined in good faith by the Borrower.

SECTION 6.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that this Section shall not prohibit:

(a) any contract, agreement or business arrangement (i) between or among the Borrower, any wholly-owned Subsidiary and any Guarantor or (ii) between or among Subsidiaries that are not Guarantors;

(b) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans, any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans) and reasonable and customary indemnification and reimbursement arrangements with respect to such Persons, in each case approved by the board of directors of the Borrower;

(c) loans or advances to employees and officers of Borrower and its Subsidiaries to the extent permitted by the terms hereof;

(d) contracts, agreements or business arrangements in effect as of the Closing Date and set forth on Schedule 6.08;

(e) Investments permitted by Section 6.02(j);

(f) the Transactions; and

(g) Restricted Payments permitted by Section 6.06.

SECTION 6.09. Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this Section 6.09 shall not prohibit (1) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness and any refinancing or replacement thereof permitted by Section 6.03(i), (2) any negative pledge provided for in an agreement set forth on Schedule 6.09 and any renewals, extensions or replacements thereof, provided that the terms of such negative pledge are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement being renewed, extended or replaced, (3) any restrictions imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted by Section 6.05, to the extent such restrictions relate to the property subject to such Disposition, (4) restrictions arising by reason of customary non-assignment or no-subletting clauses in leases or other contracts entered into in the ordinary course of business (5) customary provisions in joint venture agreements and other similar agreements relating solely to the securities, assets and revenues of such joint venture or other business venture, (6) contracts entered into in the ordinary course of business restricting the assignment of such contracts, (7) any restrictions contained in the Contractor Services Agreements and any other restrictions that (x) exist on the Closing Date and (y) any renewal or extension of a restriction permitted by clause (7)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, (8) restrictions imposed by applicable Law, (9) customary net worth provisions contained in real property leases or licenses of Intellectual Property entered into by the Borrower or any Subsidiary, (10) any such limitations or requirements that are binding on a Person at the time such Person first became a Subsidiary of the Borrower, so long as all such limitations and requirements were not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, together with any replacement agreement thereof so long as the terms thereof are not materially less favorable to such Subsidiary, (11) except for limitations or requirements that would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to perform their obligations under the Loan Documents, limitations or requirements pursuant to the terms of Indebtedness permitted under Section 6.03 pursuant to a credit agreement, loan agreement, indenture or other documentation containing terms and provisions not materially less favorable to the applicable obligor than the terms of this Agreement and (12) other restrictions that would not, in the good faith determination of the Borrower, reasonably be expected to impair the ability of the Borrower and its Subsidiaries to perform their obligations under the Loan Documents; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

SECTION 6.10. Use of Proceeds. Use the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose.

SECTION 6.11. Financial Covenants. (a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower occurring during any period set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ended	Consolidated Fixed Charge Coverage Ratio
December 31, 2011 through December 31, 2012	1.00:1.00

March 31, 2013 through December 31, 2013	1.25:1.00

March 31, 2014 and thereafter	1.50:1.00

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower occurring during any period set forth below to be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ended	Consolidated Leverage Ratio
December 31, 2011	3.00:1.00

March 31, 2012 through June 30, 2012	2.75:1.00

September 30, 2012 through December 31, 2012	2.50:1.00

March 31, 2013 through June 30, 2013	2.25:1.00

September 30, 2013 through December 31, 2013	2.00:1.00

March 31, 2014 through December 31, 2014	1.75:1.00

March 31, 2015 and thereafter	1.50:1.00

SECTION 6.12. Acquisitions. Make any Acquisition (other than the Merger) unless the following conditions are met:

(a) the Borrower provides the Administrative Agent with a certificate of a Responsible Officer certifying (together with supporting calculation in reasonable detail in the case of clause (x) below) that (x) after giving effect to such Acquisition and any Indebtedness related thereto (including, but not limited to any Advances or other Indebtedness used in financing such Acquisition), (i) the Borrower is in compliance with the financial covenants set forth in Section 6.11 on a Pro Forma Basis and (ii) the Borrower’s Liquidity is not less than $50,000,000 and (y) the other requirements in this Section 6.12 with respect to such Acquisition are satisfied;

(b) (i) the consummation of the Acquisition does not violate any Law or Contractual Obligation applicable to the Borrower or its Subsidiaries, which violation would reasonably be expected to have a Material Adverse Effect; (ii) there are no actions, suits, proceedings, or claims pending, or, to the knowledge of the Borrower threatened, at law, in equity, in arbitration or before any Governmental Authority against the Borrower or, to the knowledge of the Borrower, the other party or parties to such Acquisition, that would reasonably be expected to prevent such Acquisition; and (iii) there are no actions, suits, proceedings, or claims pending, at law, in equity, in arbitration or before any Governmental Authority, to the knowledge of the Borrower, against the other party or parties to such Acquisition which would reasonably be expected to result in a Material Adverse Effect;

(c) no Default exists or would result from such Acquisition;

(d) the Acquisition shall have been approved by the board of directors or comparable governing body of the parties thereto, as applicable, or otherwise shall be of a non-hostile nature; and

(e) the Loan Parties and any newly created or acquired Subsidiary as a result of such Acquisition shall comply with the requirements of Section 5.12, to the extent applicable.

SECTION 6.13. Accounting Changes. Without the prior written consent of the Required Lenders, make or permit any change in (a) accounting policies or reporting practices, except as permitted by generally accepted accounting principles, or (b) fiscal year, other than changes to the accounting year of any Subsidiary acquired in compliance with the terms hereof to conform to the fiscal year of the Borrower.

SECTION 6.14. Prepayments of Subordinated Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in excess of $2,500,000 in the aggregate during the term of this Agreement in violation of any subordination terms of, any Subordinated Debt, except any prepayments or redemptions of any such Indebtedness that exists as of the date hereof and listed on Schedule 6.03 in connection with a refunding or refinancing thereof permitted by Section 6.03(i).

SECTION 6.15. Amendment of Material Documents. (a) Amend, modify, terminate or grant any waiver or release under (i) its certificate of incorporation or bylaws or other constitutive documents in a manner materially adverse to the Lenders (except as required by this Agreement or pursuant to the Merger Agreement), or (ii) any material Contractual Obligation (other than any Contractor Services Agreement) of the Borrower or its Subsidiaries, to the extent that such amendment, modification, termination, granting or release, either individually or in the aggregate, would reasonably be expected to result in a reduction of gross revenues of the Borrower and its Subsidiaries, on a consolidated basis, by more than 50% in the next succeeding four quarter period as measured in comparison to such gross revenues for the immediately preceding four quarter period most recently ended.

(b) Amend, modify or permit the amendment or modification in any manner any term or condition of any Subordinated Debt, or any agreement, document or instrument evidencing such Indebtedness or relating thereto, other than amendments or modifications that are not materially adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders.

SECTION 6.16. Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

SECTION 6.17. Issuance of Equity Interests. Permit any Subsidiary to issue any Equity Interests if, after giving effect thereto, the percentage of the Equity Interests in such Subsidiary held directly or indirectly by the Borrower immediately prior to such issuance would be decreased, other than (i) issuances of Equity Interests by a Subsidiary in connection with a Disposition of such Subsidiary permitted hereunder and (ii) issuances of “director’s shares” or shares to individuals residing in the jurisdiction of a Subsidiary as may be required by applicable Law.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Advance or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Advance or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 5.01, 5.03, 5.05 (other than in respect of maintenance of good standing), 5.10, 5.11 or 5.15 or Article VI; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date upon which a Responsible Officer of such Loan Party knew of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to have been delivered hereby or thereby shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, after giving effect to any applicable grace periods) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(i)(B) shall not apply to secured Indebtedness becoming due solely as a result of the voluntary sale or transfer of the assets securing such Indebtedness, if such sale or transfer is permitted hereunder; or (ii) there occurs under any Swap Contract an Early

Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount and such Swap Termination Value has not been paid or discharged within 15 days of the incurrence thereof; or

(f) Insolvency Proceedings, Inability to Pay Debts; Attachment, Etc. (i) Any Loan Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Bankruptcy Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Bankruptcy Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; (ii) the Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (iii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(g) Judgments. There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders then outstanding) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(i) Invalidity of Loan Documents. Any provision of any Loan Document or any subordination provision subordinating any Subordinated Debt to the Obligations, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or pursuant to satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in writing the validity or enforceability of any provision of any Loan Document or any such subordination provision; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any provision of any Loan Document or any such subordination provision; or

(j) Security Interests. Any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.12 shall for any reason (other than pursuant to the terms thereof or hereof) cease to create a valid and perfected first priority (subject to Lien permitted under Section 6.01) Lien on and security interest in any of the Collateral having a fair market value in the aggregate in excess of $5,000,000 purported to be covered thereby; or

(k) Change of Control. There occurs any Change of Control;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.04 and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (B) by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.04 and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 7.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 7.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Borrower shall be obligated to pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time the Administrative Agent or the Collateral Agent determines that any funds held in any Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the relevant Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the Collateral Accounts that the Administrative Agent or the Collateral Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in a Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VIII

THE AGENTS

SECTION 8.01. Authorization and Action. (a) Each Lender Party (on behalf of itself and its Affiliates in their capacities as a Lender, the Swing Line Bank (if applicable) and an Issuing Bank (if applicable)) hereby appoints MSSF to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Each Lender Party (on behalf of itself and its Affiliates in their capacities as a Lender, the Swing Line Bank (if applicable), an Issuing Bank (if applicable) and a potential Hedge Bank) hereby appoints MSSF to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including acting as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations.

(c) The provisions of this Article are solely for the benefit of the Agents and the Lender Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between the contracting parties.

SECTION 8.02. Agents Individually. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender Party as any other Lender Party and may exercise the same as though it were not an Agent and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lender Parties.

SECTION 8.03. Duties of Agents; Exculpatory Provisions. (a) The Agents’ duties hereunder and under the other Loan Documents are solely mechanical and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; and

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law; and

(iii) shall, except as expressly set forth herein and in other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 or 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until notice describing such Default and such event or events is given to such Agent by the Borrower or any Lender Party.

(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to such Agent. Neither any Agent, the Lead Arranger nor any of their Related Parties shall be responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Agent, the Lead Arranger, a Loan Party or any other Person given in, pursuant to or in connection with any Loan Document or the Information Memorandum.

(d) Nothing in this Agreement or any other Loan Document shall require any Agent or the Lead Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender Party and each Lender Party confirms to each Agent and each Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Agent or the Lead Arranger.

SECTION 8.04. Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Without limiting Section 3.03, in determining compliance with any condition hereunder to the making of any Advances, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender Party, the Administrative Agent may presume that such condition is satisfactory to such Lender Party unless the Administrative Agent shall have received notice to the contrary from such Lender Party prior to the making of such Advances or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub agent and the Related Parties of each Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article VIII and Article X (as though such sub-agents were the “Administrative Agent” or the “Collateral Agent,” as the case may be, under the Loan Documents) as if set forth in full herein with respect thereto. The Agents shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that an Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06. Resignation of Agents. (a) Any Agent may at any time give notice of its resignation to the Lender Parties and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a commercial bank with an office in the United States or an Affiliate of any such commercial bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Party Appointment Period”), then the retiring Agent may on behalf of the Lender Parties, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lender Parties, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Party Appointment Period notify the Borrower and the Lender Parties that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation.

(b) Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that, in the case of any resignation by the Collateral Agent, the retiring Collateral Agent shall continue to hold any Collateral until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the retiring Agent shall instead be made by or to each Lender Party directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 8.07. Non-Reliance on Agents and Other Lenders. (a) Each Lender Party confirms to each Agent, each other Lender Party and each of their respective Related Parties that it (i) possesses such knowledge and experience in financial and business matters that it is capable, without reliance on any Agent, any other Lender Party or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, accounting and other financial matters) of entering into this Agreement, making Advances and other extensions of credit hereunder and under the other Loan Documents and in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risk and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender Party acknowledges that it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents and that it has, independently and without reliance upon any Agent, the Lead Arranger or any other Lender Party or any of their respective Related Parties and based on such documents and information, as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to be solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, including but not limited to:

(i) the financial condition, status and capitalization of the Borrower and each other Loan Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of Advances or the issuance of Letters of Credit; and

(iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by any Agent, the Lead Arranger and any other Lender Party or by any other Person under or in connection with this Agreement or any other Loan Document, the transactions contemplated by this Agreement and the other Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Lead Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, a Lender, the Swing Line Bank or an Issuing Bank hereunder.

SECTION 8.09. Agents May File Proofs of Claim. (a) In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, any Agent (irrespective of whether the principal of any Advance or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and the Agents and their respective agents and counsel and all other amounts due the Lender Parties and the Agents under Sections 2.09 and 10.04 allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to the Lender Parties, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due the Agents under Sections 2.09 and 10.04.

SECTION 8.10. Collateral and Guaranty Matters. (a) the Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Collateral Agent and the applicable Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.01; and

(iii) to release any Guarantor from its obligations under the Guaranty if (A) such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, (B) such Person becomes a US Holdco or (iii) such Guarantor becomes an Immaterial Subsidiary pursuant to such designation by the Borrower as provided herein.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.

(b) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lender Parties for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.11. Indemnification. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 10.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.11 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b) Each Lender Party severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 10.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) For purposes of this Section 8.11, each Lender Party’s ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to such Lender Party’s, (ii) such Lender Party’s Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the aggregate unused portions of such Lender Party’s Term

Commitments at such time and (iv) such Lender Party’s Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender Party to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 8.11 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

ARTICLE IX

GUARANTY

SECTION 9.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable and documented fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

SECTION 9.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 9.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 9.02 and this Section 9.03 are knowingly made in contemplation of such benefits.

SECTION 9.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the latest Termination Date and (c) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the latest Termination Date shall have occurred and (iv) all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 9.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit E hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 9.06. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 9.06:

(a) Prohibited Payments, Etc. Except during the continuance of a Default, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Default, each Guarantor shall, if the Collateral Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Collateral Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 9.07. Continuing Guaranty; Assignments. (a) This Guaranty is a continuing guaranty and shall remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the latest Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit; provided that with respect to any Guarantor, upon (A) the sale, lease, transfer or other disposition of the Equity Interests in such Guarantor in accordance with the terms of the Loan Documents, or (B) the designation of such Guarantor as an Immaterial Subsidiary pursuant to the terms hereof, the Administrative Agent will, reasonably promptly, at the Borrower’s expense, execute and deliver to such Guarantor such documents as such Guarantor may reasonably request to evidence the release of such Guarantor from the Guaranty.

(b) This Guaranty is a continuing guaranty and shall (i) be binding upon each Guarantor, its successors and assigns and (ii) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (ii) of the immediately preceding sentence, any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as and to the extent provided in Section 10.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties (other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time:

(i) change the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder,

(ii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lender Parties under the Guaranty) if such release or limitation is in respect of all or substantially all of the value of the Guaranty to the Lender Parties,

(iii) release all or substantially all of the Collateral in any transaction or series of related transactions, or

(iv) amend this Section 10.01,

and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender Party specified below for such amendment, waiver or consent:

(i) increase the Commitments of a Lender Party without the consent of such Lender Party;

(ii) reduce the principal of, or stated rate of interest on, the Advances owed to a Lender Party or any fees (including Letter of Credit Fees) or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender Party without the consent of such Lender Party; or

(iii) postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.05 or 2.08 or any date fixed for any payment of fees (including Letter of Credit Fees) hereunder in each case payable to a Lender Party without the consent of such Lender Party;

provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Banks, as the case may be, under this Agreement and (ii) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

If any Lender Party does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 2.11(e).

SECTION 10.02. Notices, Etc. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the Issuing Bank or the Swing Line Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire or otherwise designated by such party in a written notice to the Borrower and the Administrative Agent;

provided, however, that materials and information described in Section 10.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Delivery by telecopier or electronic mail of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.

(b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE

BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR MATERIAL BREACH OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Loan Documents. Each Lender Party agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(e) Each Loan Party hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Loan Party or their securities) (each, a “Public Lender”). Each Loan Party hereby agrees that (i) Communications that are to be made available on the Platform to Public Lenders shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lender Parties and the Lenders to treat such Communications as either publicly available information or not material information (although it may contain sensitive business information and remains subject to the confidentiality undertakings of Section 10.11) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(f) EACH LENDER PARTY ACKNOWLEDGES THAT UNITED STATES FEDERAL AND STATE SECURITIES LAWS PROHIBIT ANY PERSON WITH MATERIAL, NON-PUBLIC INFORMATION ABOUT AN ISSUER FROM PURCHASING OR SELLING SECURITIES OF SUCH ISSUER OR, SUBJECT TO CERTAIN LIMITED EXCEPTIONS, FROM COMMUNICATING SUCH INFORMATION TO ANY OTHER PERSON. EACH LENDER PARTY AGREES TO COMPLY WITH APPLICABLE LAW AND ITS RESPECTIVE CONTRACTUAL OBLIGATIONS WITH RESPECT TO CONFIDENTIAL AND MATERIAL NON-PUBLIC INFORMATION. Each Lender Party that is not a Public Lender confirms to the Administrative Agent that such Lender Party has adopted and will maintain internal policies and procedures reasonably designed to permit such Lender Party to take delivery of Restricting Information (as defined below) and maintain its compliance with applicable law and its respective contractual obligations with respect to confidential and material non-public information. A Public Lender may elect not to receive Communications and Information that contains material non-public information with respect to the Loan Parties or their securities (such Communications and Information, collectively, “Restricting Information”), in which case it will identify itself to the Administrative Agent as a Public Lender. Such Public Lender shall not take delivery of Restricting Information and shall not participate in conversations or other interactions with the Agent Parties, any Lender Party or any Loan Party concerning the Facility in which Restricting Information may be discussed. No Agent Party, however, shall by making any Communications and Information (including Restricting Information) available to a Lender Party (including any Public Lender), by participating in any conversations or other interactions with a Lender Party (including any Public Lender) or otherwise, be responsible or liable in any way for any decision a Lender Party (including any Public Lender) may make to limit or to not limit its access to the Communications and Information. In particular, no Agent Party shall have, and the Administrative Agent, on behalf of all Agent Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party (including any Public Lender) has elected to receive Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material nonpublic information or such Lender Party’s compliance with applicable laws related thereto. Each Public Lender acknowledges that circumstances may arise that requires it to refer to Communications and Information that might contain Restricting Information. Accordingly, each Public Lender agrees that it will nominate at least one designee to receive Communications and Information (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Public Lender’s Administrative Questionnaire. Each Public Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Public Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission. Each Public Lender confirms to the Administrative Agent and the Lender Parties that are not Public Lenders that such Public Lender understands and agrees that the Administrative Agent and such other Lender Parties may have access to Restricting Information that is not available to such Public Lender and that such Public Lender has elected to make its decision to enter into this Agreement and to take or not take action under or based upon this Agreement, any other Loan Document or related agreement knowing that, so long as such Person remains a Public Lender, it does not and will not be provided access to such Restricting Information. Nothing in this Section 10.02(f) shall modify or limit a Lender Party’s (including any Public Lender) obligations under Section 10.11 with regard to Communications and Information and the maintenance of the confidentiality of or other treatment of Communications or Information.

SECTION 10.03. No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04. Costs and Expenses. (a) The Borrower agrees to pay on demand (i) all reasonable and documented costs and expenses of each Agent in connection with the preparation, negotiation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable and documented fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

(b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transactions Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition (including, without limitation, the Transactions) by the Borrower or any of its Subsidiaries or Affiliates of all or any portion of the Equity Interests in or debt securities or substantially all of the assets of the Target or any of its Subsidiaries or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or material breach of its obligations under the Loan Documents. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transactions is consummated. The Borrower also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transactions Documents or any of the transactions contemplated by the Transactions Documents.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance as a result of a payment or Conversion pursuant to Section 2.07, 2.10(b)(i) or 2.11(d), acceleration of the maturity of the Advances pursuant to Section 7.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 10.07 as a result of a demand by the Borrower pursuant to Section 2.11(e), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.05, 2.07 or 7.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.11 and 2.13 and this Section 10.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 10.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 7.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

SECTION 10.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender Party.

SECTION 10.07. Successors and Assigns. (a) Each Lender may and, so long as no Default shall have occurred and be continuing, if demanded by the Borrower pursuant to Section 2.11(e) upon at least five Business Days’ notice to such Lender and the Administrative Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments and the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all of the Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $250,000 in the case of the Term Facility and $5,000,000 in the case of the Revolving Credit Facility (or in each case such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower), (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.11(e) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.11(e) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all Letter of Credit Fees and other amounts payable to such Lender under this Agreement and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note or Notes (if any) subject to such assignment and (if requested by the Administrative Agent) a processing and recordation fee of $3,500.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Assumption, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.11, 2.13 and 10.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Assumption, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d) The Administrative Agent shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Assumption executed by an assigning Lender Party and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice and any Note or Notes (if any) subject to such assignment, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Assumption and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit A-1 and A-2 hereto, as the case may be.

(f) Each Issuing Bank may assign to one or more other Issuing Banks all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time, subject to (if requested by the Administrative Agent) a processing and recordation fee of $3,500.

(g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Advances owing to it and the Note or Notes (if any) held by it); provided that (i) any such sale of a participation shall require prior written consent, not to be unreasonably withheld or delayed, of the Borrower, provided, further, that with respect to any sale of a participation to a party that is not a TSP, no consent of the Borrower shall be required if a Default shall have occurred and be continuing (it being understood that the Borrower’s withholding of consent to any proposed sale of a participation to a TSP shall be deemed reasonable), (ii) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (iii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (v) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (vi) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guaranty and (vii) each Lender Party shall keep a record of all participations granted by it and shall make such record available to the Borrower, as may be reasonably requested in writing by the Borrower.

(h) The Borrower, prior to granting its consent in connection with any assignment or participation or proposed assignment or participation pursuant to the definition of “Eligible Assignee” and this Section 10.07, shall be entitled, without limitation of its discretion as to any such consent, to reasonable information from the proposed assignee or participant to verify whether such proposed assignee or participant is a TSP and that such proposed assignment or participation shall not compromise the Borrower’s neutrality obligations as the NANPA as set forth in 47 C.F.R. §52.12; provided that prior to making such information request, the Borrower shall use reasonable efforts to verify whether such proposed assignee or participant is a TSP by accessing the FCC’s website and other available databases or information sites commonly used to conduct such investigations.

(i) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender Party; provided, further, that no such Information may be furnished to any TSP.

(j) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(k) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the definition of “Eligible Assignee” and the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(l) Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle that is not a TSP identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.11 and 2.13 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, any indemnification provision herein and the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC that is not a TSP. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

SECTION 10.08. Neutrality, Etc. (a) Without limiting the requirement of the Borrower’s prior written consent to any assignment or participation under the definition of “Eligible Assignee” and Section 10.07, no assignment or pledge of any Lender Party’s rights under the Facilities may be made by such Lender Party to a TSP, nor may any Lender sell any participation in all or a portion of its Advances and Commitments under the Facilities to a TSP. The Borrower from time to time may seek to determine whether any Lender Party or participant is or has become a TSP.

(b) In the event that (i) the Borrower determines that a Lender Party is or has become a TSP, (ii) any Lender Party fails to provide the information required under Section 10.08(d) within the 30 day period contemplated therein or (iii) the Borrower, after due investigation, is unable to determine that any Lender Party is not a TSP, then the Borrower may (A) require such Lender Party to assign all of its interests, rights and obligations under the Facilities to an assignee that is not a TSP pursuant to Section 2.11(e), provided that such required assignment shall be conducted as an orderly sell-down of such Lender Party’s position and such Lender Party shall use commercially reasonable efforts to effect such assignment as promptly as practicable or (B) if such assignment is not consummated within 90 days after the Borrower’s initial request to such Lender Party to assign its interests, rights and obligations under the Facilities, then the Borrower shall be entitled, without regard to the requirements contained in Section 2.06, 2.07 or 2.14, to prepay such Lender Party’s Advances in full at par (by paying in cash the outstanding principal amount of all such Advances and all accrued and unpaid interest and Letter of Credit Fees thereon and all other amounts due and payable to such Lender Party as of the date of such prepayment (including, without limitation, amounts owing pursuant to Sections 2.11, 2.13 and 10.04)) and terminate in full such Lender Party’s Commitments in respect of the Facilities.

(c) In the event that (i) the Borrower determines that a participant is or has become a TSP, (ii) any participant fails to provide the information required under Section 10.08(d) within the 30 day period contemplated therein or (iii) the Borrower, after due investigation, is unable to determine that any participant is not a TSP, the Borrower may by written notice request the applicable Lender Party to repurchase such participant’s entire participation interest so that such Participant no longer has any rights with respect to any Advances or Commitments under the Facilities; provided that if such repurchase is not consummated within 90 days after the Borrower’s initial request to the applicable Lender Party to repurchase such participant’s participation interest, then the Borrower shall be entitled at its option either to (A) require the applicable Lender Party to assign all of its interests, rights and obligations under the Facilities to an assignee that is not a TSP pursuant to Section 2.11(e); provided that such required assignment shall be conducted as an orderly sell-down of such Lender Party’s position and such Lender Party shall use commercially reasonable efforts to effect such assignment as promptly as practicable or (B) without regard to the requirements contained in Section 2.06, 2.07 or 2.14, prepay such Lender Party’s Advances in full at par (by paying in cash the outstanding principal amount of all such Advances and all accrued and unpaid interest and Letter of Credit Fees thereon and all other amounts due and payable to such Lender Party as of the date of such prepayment (including, without limitation, amounts owing pursuant to Sections 2.11, 2.13 and 10.04)) and terminate in full such Lender Party’s Commitments in respect of the Facilities.

(d) In the event that, after having used reasonable efforts to determine whether a Lender Party or participant is or has become a TSP, the Borrower is unable to make such a determination, such applicable Lender Party or participant shall, upon the written request of the Borrower, provide the Borrower, within a reasonable period of time (but in any event, not later than 30 days after such request), such information as the Borrower may reasonably request and as is reasonably available in order to determine whether such Lender Party or participant is or has become a TSP. For the avoidance of doubt, in all instances, prior to requesting any information regarding TSP status from any Lender Party or participant, the Borrower shall first use reasonable efforts to verify whether the applicable Lender Party or participant is a TSP by accessing the FCC’s website and other available databases or information sites commonly used to conduct such investigations.

(e) The Borrower agrees to maintain the confidentiality of the TSP Information (as defined below), except that TSP Information may be disclosed (i) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) with the consent of the party providing the TSP Information, whether Agent, Lender, Issuing Bank or participant or (iv) to the extent such TSP Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Borrower on a non-confidential basis from a source other than the Agent or respective Lender, Issuing Bank or participant. For purposes of this Section, “TSP Information” means all information received by the Borrower from the Agent, any Lender, any Issuing Bank or any participant relating to the Agent, such Lender, such Issuing Bank or such participant, as the case may be, or any of such Person’s Affiliates or the respective businesses pursuant to or in connection with Section 3.01, Article VIII, the Borrower’s consent rights under the definition of “Eligible Assignee” and Section 10.07 or this Section 10.08, other than any such information that is available to the

Borrower on a non-confidential basis prior to disclosure by the Agent, such Lender, such Issuing Bank or such participant, as the case may be. The Borrower shall be considered to have complied with its obligation to maintain the confidentiality of TSP Information as provided in this Section if it has exercised reasonable care to protect such TSP Information, and in no event less than the same degree of care to maintain the confidentiality of such TSP Information as it would accord to its own confidential information. The Borrower acknowledges that (a) the TSP Information may include material non-public information concerning each of the Agent, the Lenders, the Issuing Banks or the participants, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

(f) Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) the taking or enforcement of security interests in or with respect to, or assignment of rights under, the Contractor Services Agreements by the Collateral Agent for the benefit of the Secured Parties shall comply in all respects with and be subject to the applicable provisions of the Contractor Services Agreements as in effect on October 10, 2011, (ii) to the extent that any provision hereof or of any other Loan Document, including any grant or provision with respect to enforcement of a security interest in, or with respect to, or assignment of rights under, any Contractor Services Agreement, or any remedies provision with respect thereto, would result in a violation of the provisions of any Contractor Services Agreement as in effect on October 10, 2011, such provision of this Agreement or such other Loan Document shall be null and void solely with respect to such Contractor Services Agreement and (iii) the transfer, de facto or otherwise, of the operational functions under the FCC Contracts to the Collateral Agent for the benefit of the Secured Parties shall comply in all respects with and be subject to all FCC regulations and orders. “FCC Contracts” means (a) Contract for NANP Administrator for the Federal Communications Commission, FCC Contract No. CON09000010; FCC Purchase Order No. PUR110000134; (b) Contract for Pooling Administration Services for the Federal Communications Commission, FCC Contract No. CON07000005; and (c) Contract for Internet-based Telecommunications Relay Service (TRS) Telephone Numbering Directory Implementation and Operation Services for the Federal Communications Commission, FCC Purchase Order No. PUR08000449.

SECTION 10.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier or .pdf of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 10.10. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing

Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s gross negligence or willful misconduct, as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 10.11. Confidentiality. Each of the Administrative Agent and the Lender Parties agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee in, or any prospective assignee in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Advances or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Advances; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to any Lender Party or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Lender Party on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.12. Release of Collateral. Upon (A) the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, or (B) the designation of any Loan Party as an Immaterial Subsidiary pursuant to the terms hereof, the Collateral Agent will, reasonably promptly, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents. Without limiting the foregoing, prior to, or concurrently with, any NGM Restructuring permitted hereunder, and provided that (i) the Borrower has provided a reasonably detailed written request of the Borrower in connection therewith and (ii) the NGM Release Conditions have, or concurrently with the NGM Release shall be, met, the Collateral Agent shall effect the NGM Release.

SECTION 10.13. Patriot Act Notice. Each Lender Party and each Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by any Agent or any Lender Party in order to assist the Agents and the Lender Parties in maintaining compliance with the Patriot Act.

SECTION 10.14. Jurisdiction, Etc. (a) The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender Party, any Issuing Bank, or any Related Parties of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender Party or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b) The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.14(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to such party at its address specified in Section 10.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d) If the interest rate hereunder on the Obligations is or becomes in excess of the maximum interest rate which the Borrowers are permitted by Law to contract or agree to pay, the rate of interest hereunder on the Obligations shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum interest rate shall be deemed to have been payments in reduction of principal and not of interest.

SECTION 10.15. Governing Law. This Agreement and the other Loan Documents (except, as to any other Loan Document, as expressly set forth therein) shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 10.16. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NEUSTAR, INC., as Borrower

By	/s/ Paul Lalljie
	Name:	Paul Lalljie
	Title:	Senior Vice President and Chief Financial Officer

MORGAN STANLEY SENIOR
FUNDING, INC.,
as Administrative Agent, Collateral Agent and Initial Swing Line Bank

By	/s/ Michael Monk
	Name:	Michael Monk
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Initial Lender

By	/s/ Michael Monk
Name: Michael Monk
Title: Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Initial Lender

By	/s/ George Stoecklein
Name: George Stoecklein
Title: Vice President

JPMORGAN CHASE BANK, N.A., as Initial Lender

By	/s/ John G. Kowalczuk
Name: John G. Kowalczuk
Title: Executive Director

ROYAL BANK OF CANADA, as Initial Lender

By	/s/ Mustafa S. Topiwalla
Name: Mustafa S. Topiwalla
Title: Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION, as Initial Lender

By	/s/ Bremmer Kneib
Name: Bremmer Kneib
Title: Assistant Vice President

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as Initial Issuing Bank

By	/s/ Michael Monk
Name: Michael Monk
Title: Authorized Signatory

[Signature Page to Credit Agreement]

QUOVA, INC., as Guarantor

By	/s/ Paul Lalljie
Name: Paul Lalljie
Title: Chief Financial Officer

ULTRADNS CORPORATION, as Guarantor

By	/s/ Paul Lalljie
Name: Paul Lalljie
Title: Chief Financial Officer

TARGUS INFORMATION CORPORATION, as Guarantor

By	/s/ Paul Lalljie
Name: Paul Lalljie
Title: Chief Financial Officer

AMACAI INFORMATION CORPORATION, as Guarantor

By	/s/ Paul Lalljie
Name: Paul Lalljie
Title: Chief Financial Officer

MUREX LICENSING CORPORATION, as Guarantor

By	/s/ Paul Lalljie
Name: Paul Lalljie
Title: Chief Financial Officer

[Signature Page to Credit Agreement]